Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

LEGGETT & PLATT, INCORPORATED,

ELITE COMFORT SOLUTIONS, INC.

AND

ELITE COMFORT SOLUTIONS LP

NOVEMBER 6, 2018

i

4.04	Litigation	35
4.05	Title to Shares	36
4.06	Broker Fees	36
4.07	No Additional Representations or Warranties	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		36
5.01	Organization and Power	36
5.02	Authorization; No Breach	36
5.03	Governmental Bodies; Consents	37
5.04	Litigation	37
5.05	Broker Fees	37
5.06	Investment Representation; Investigation	37
5.07	Board Approval	37
5.08	Financial Capability	37
5.09	Solvency	38
5.10	No Additional Representations or Warranties	39

ARTICLE VI COVENANTS OF THE COMPANY AND SELLER		39
6.01	Conduct of the Company	39
6.02	Access to Books and Records	42
6.03	Regulatory Filings	43
6.04	Notification	43
6.05	Exclusivity	43
6.06	Reasonable Best Efforts	44
6.07	280G Cooperation	45
6.08	Repayment of Indebtedness	45
6.09	Affiliate Transactions	45
6.10	Financing Cooperation.	46

ARTICLE VII COVENANTS OF BUYER		49
7.01	Access to Books and Records	49
7.02	Regulatory Filings	49
7.03	Notification	49
7.04	Reasonable Best Efforts	50
7.05	Director and Officer Liability and Indemnification	50
7.06	Contact with Business Relations	52
7.07	Tax Matters	52
7.08	Financing Matters	53

ARTICLE VIII CONDITIONS TO CLOSING		55
8.01	Conditions to All Parties’ Obligations	55
8.02	Conditions to Buyer’s Obligations	56
8.03	Conditions to the Company’s and Seller’s Obligations	56
8.04	Waiver of Conditions	57

ARTICLE IX TERMINATION		57
9.01	Termination	57

9.02	Effect of Termination	58
9.03	Certain Other Effects of Termination	58

ARTICLE X ADDITIONAL AGREEMENTS AND COVENANTS		59
10.01	Further Assurances	59
10.02	Employee and Employee Benefits	59
10.03	Antitrust Notification	60
10.04	Certain Consents	61

ARTICLE XI MISCELLANEOUS		62
11.01	Survival; Certain Waivers	62
11.02	Acknowledgment by Buyer and Seller	63
11.03	Provision Respecting Representation of Company	65
11.04	Press Releases and Communications	66
11.05	Expenses	66
11.06	Notices	67
11.07	Assignment	69
11.08	Amendment and Waiver	69
11.09	Third Party Beneficiaries	69
11.10	Non-Recourse	70
11.11	Severability	70
11.12	Construction	70
11.13	Disclosure Schedules	70
11.14	Complete Agreement	71
11.15	Conflict Between Transaction Documents	71
11.16	Specific Performance	71
11.17	Jurisdiction and Exclusive Venue	72
11.18	Governing Law; Waiver of Jury Trial	72
11.19	Release	73
11.20	No Recourse to Financing Sources	74
11.21	No Right of Set-Off	74
11.22	Counterparts	74

ARTICLE XII DEFINITIONS		74
12.01	Certain Definitions	74
12.02	Defined Terms	85
12.03	Interpretation	86

SCHEDULES

Schedule A:	Net Working Capital
Schedule 3.02(b):	Authorization; No Breach
Schedule 3.03:	Governmental Bodies; Consents
Schedule 3.04:	Capitalization
Schedule 3.06(a):	Financial Statements
Schedule 3.06(b):	No Undisclosed Liabilities
Schedule 3.06(c):	Accounts Receivable
Schedule 3.07:	Absence of Certain Developments
Schedule 3.08:	Litigation; No Orders
Schedule 3.09:	Permits; Compliance with Laws
Schedule 3.10:	Tax Matters
Schedule 3.11:	Contracts
Schedule 3.12(a):	Leased Real Property
Schedule 3.12(b):	Owned Real Property
Schedule 3.13:	Intellectual Property
Schedule 3.16:	Employees
Schedule 3.17:	Employee Benefits Plans
Schedule 3.18:	Insurance
Schedule 3.19:	Environmental Matters
Schedule 3.20:	Affiliated Transactions
Schedule 3.21:	Broker Fees
Schedule 3.22(a):	Key Suppliers
Schedule 3.22(b):	Key Customers
Schedule 4.02:	Authorization; No Breach (Seller)
Schedule 4.03:	Governmental Bodies; Consents (Seller)
Schedule 4.06:	Broker Fees
Schedule 6.01(b):	Conduct of Company
Schedule 6.01(b)(xviii):	Capital Expenditure Budget
Schedule 6.08:	Repayment of Indebtedness
Schedule 6.09:	Affiliate Transaction Contracts
Schedule 7.06:	Permitted Business Contacts
Schedule 12.01:	Permitted Liens

EXHIBITS

Exhibit A	Adjustment Escrow Agreement
Exhibit B	Form of FIRPTA Certificate

Exhibit C	Form of Company Closing Certificate
Exhibit D	Form of Buyer Closing Certificate

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2018, is made by and among (i) Leggett & Platt, Incorporated, a Missouri corporation (“Buyer”), (ii) Elite Comfort Solutions, Inc., a Delaware corporation (the “Company”), and (iii) Elite Comfort Solutions LP, a Delaware limited partnership (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XII below.

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (collectively, the “Shares”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares;

WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of Seller, the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, (i) Seller and certain equityholders of Seller are entering into restrictive covenant agreements by and between Seller or each such equityholder and Buyer, which shall become effective as of the Closing (collectively, the “Restrictive Covenant Agreements”) and (ii) the Specified Employees are entering into new employment agreements by and between each Specified Employee and the Company or one of its Subsidiaries regarding the employment of each such Specified Employee, which shall become effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01    Purchase and Sale of Shares. On and subject to the terms and conditions contained herein, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all right, title and interest in and to the Shares free and clear of all Liens (other than restrictions imposed under applicable securities Laws) in exchange for the payment of the Purchase Price as set forth in this ARTICLE I.

1.02    Calculation of Estimated Purchase Price. At least four (4) Business Days prior to the Closing, the Company will prepare and deliver to Buyer (a) an estimated unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) and (b) a statement (the “Estimated Closing Statement”) setting forth a calculation of (i) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the estimated Closing Cash (the “Estimated Closing Cash”), (iii) the estimated Closing Indebtedness (including, for the avoidance of doubt, any earnout

Liabilities under the HSM APA) (the “Estimated Closing Indebtedness”), (iv) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), and (v) the Company’s calculation of the Estimated Purchase Price derived from the foregoing. The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness, and the Estimated Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement, using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Balance Sheet except, in the case of the calculation of Net Working Capital, as set forth on Schedule A. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall, upon the written request of Buyer, provide Buyer and its accountants with reasonable supporting documentation for the calculations included therein and make the relevant financial records of the Company and its Subsidiaries relating thereto reasonably available to Buyer and its accountants in connection therewith.

1.03    Closing Payments. Subject to the full satisfaction (or waiver in accordance with ARTICLE VIII) of the closing conditions set forth in ARTICLE VIII (other than the conditions that by their nature only can be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the Closing, Buyer will make the payments set forth below:

(a)    At the Closing, Buyer will deliver an amount equal to the Estimated Purchase Price minus the Adjustment Escrow Deposit Amount to Seller by wire transfer of immediately available funds to the account designated by Seller no later than two (2) Business Days prior to the Closing Date.

(b)    At the Closing, Buyer will deliver the Adjustment Escrow Deposit Amount to the Escrow Agent by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent no later than two (2) Business Days prior to the Closing Date (the “Adjustment Escrow Account”) and established pursuant to the terms of an escrow agreement to be dated as of the Closing Date and substantially in the form attached as Exhibit A (the “Adjustment Escrow Agreement”), among Buyer, Seller and the Escrow Agent. The Adjustment Escrow Account will be maintained separately from other funds held by the Escrow Agent and will be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer or, following the Closing, the Company or its Subsidiaries under Section 1.04.

(c)    At the Closing, Buyer will pay, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to accounts designated in invoices delivered by the Company at least two (2) Business Days prior to the Closing Date.

(d)    At the Closing, Buyer will pay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the payoff letters delivered pursuant to Section 6.08 in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such payoff letters.

1.04    Post-Closing Purchase Price Adjustment. Following the Closing Date, the Estimated Purchase Price will be adjusted, if at all, dollar-for-dollar as set forth below:

(a)    Buyer will prepare and deliver to Seller within sixty (60) days after the Closing Date (i) an unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth a calculation of (1) the Closing Net Working Capital, (2) the Closing Cash, (3) the Closing Indebtedness, (4) the Transaction Expenses, (5) Buyer’s calculation of the Final Purchase Price derived from the foregoing, and (6) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement. The Closing Balance Sheet and Closing Statement will be prepared, and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement, using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Balance Sheet except, in the case of the calculation of Net Working Capital, as set forth on Schedule A. The Closing Balance Sheet and Closing Statement (A) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, (B) will be based on facts and circumstances as they exist as of the Adjustment Calculation Time and will exclude the effect of any act, decision or event occurring on or after the Closing and (C) will not include, directly or indirectly, any additional reserve or accrual that is not reflected on the Latest Balance Sheet. The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement and calculating Final Purchase Price is solely to (x) accurately measure the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses and (y) measure the difference in Closing Net Working Capital from Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating Final Purchase Price than were used in the calculation of Estimated Purchase Price.

(b)    On or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Balance Sheet and the Closing Statement, Seller may give Buyer a written notice stating in reasonable detail the items and amounts as to which Seller objects (a “Notice of Disagreement”) to the Closing Balance Sheet and the Closing Statement and the basis for such objection. During such 30-day period, and any period of dispute thereafter with respect to such Closing Balance Sheet and/or Closing Statement, Buyer will, and will cause the Company and its Subsidiaries to, provide Seller and its Advisors reasonable access upon reasonable advance notice to the books, records, supporting data, facilities, and personnel of the Company and its Subsidiaries (including Company personnel responsible for accounting and finance and senior management) and, subject to execution of any customary work paper access letters required by them, the Company’s accountants and their work papers. Any determination set forth on the Closing Statement which is not specifically objected to in the Notice of Disagreement will be deemed acceptable to Seller, and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If Seller does not deliver to Buyer a Notice of Disagreement within such 30-day period or otherwise delivers notice to Buyer of its acceptance of the Closing Balance Sheet and the Closing Statement, then the Closing Balance Sheet, the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses, each as set forth in the Closing Statement, will be final and binding upon the parties as of the expiration of such 30-day period or delivery of such notice, as applicable, and the Final Purchase Price set forth in the Closing Statement will constitute the Final Purchase Price for all purposes of this Section 1.04.

(c)    Following Buyer’s receipt of any Notice of Disagreement, Seller and Buyer will negotiate in good faith to resolve the disputed matters set forth therein, and all such discussions and negotiations related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. In the event that Seller and Buyer fail to agree on any of Seller’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement, Seller and Buyer agree to use their respective reasonable best efforts to cause Deloitte LLP (provided that if Deloitte LLP is unable or unwilling to serve in such capacity, Seller and Buyer shall jointly select an alternative firm that is a nationally recognized independent accounting or valuation firm) (the “Firm”), within 45 days following such 30-day negotiation period, to make the final written determination of all matters which remain in dispute that were included in the Notice of Disagreement. Buyer and Seller will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) solely in accordance with this Agreement. Buyer and Seller will execute a customary engagement letter and will cooperate with the Firm during the term of its engagement. Buyer and Seller will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Buyer and Seller will also instruct the Firm to, and the Firm will, make its determination based solely on written submissions by Buyer and Seller that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses, in each case, as determined by the Firm in accordance with this Section 1.04, will be final and binding on the parties on the date the Firm delivers its final determination in writing to Buyer and Seller. The date on which the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses are finally determined pursuant to Section 1.04(b), are agreed upon by Buyer and Seller pursuant to this Section 1.04(c) or are determined by the Firm in accordance with this Section 1.04(c) is referred to as the “Settlement Date.” The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if Seller submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by Seller, and if the Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to Seller.

(d)    If the Estimated Purchase Price exceeds the Final Purchase Price (such excess, the “Excess Amount”), Buyer and Seller will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer (or its designee), within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds, the Excess Amount from the Adjustment Escrow Funds. In the event that at such time the Excess Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), Buyer and Seller will simultaneously with delivery of the instructions in the immediately foregoing sentence deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to Seller (or its designee).

(e)    If the Final Purchase Price exceeds the Estimated Purchase Price (such excess, the “Adjustment Amount”), then (i) Buyer will, within five (5) Business Days after the Settlement Date, make payment of the Adjustment Amount by wire transfer of immediately available funds to Seller (or its designee) to the account designated pursuant to Section 1.03(a) or another account designated in writing by Seller within three (3) Business Days after the Settlement Date, and (ii) Buyer and Seller will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account, within five (5) Business Days after the Settlement Date, to Seller (or its designee).

(f)    The parties agree that any payment made pursuant to this Section 1.04 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

1.05    Inventory Count. Not later than the Business Day immediately prior to the Closing, Seller shall cause the Company to conduct a physical count of the inventory of the Company and its Subsidiaries as of the time of such calculation (the “Inventory”). Such Inventory count shall be conducted in accordance with the past procedures and practices of the Company and Buyer or its representatives shall have an opportunity to observe such count after being given reasonable (at least two (2) Business Days) prior written notice thereof; provided that the Closing shall not be delayed or otherwise impacted if Buyer does not observe such count.

1.06    Withholding Rights. Buyer, Seller or the Company will be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement only such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and timely remitted in full to the applicable Tax authority by Buyer, Seller or the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except with respect to payments of compensation, in the event that Buyer, Seller or the Company determines that withholding from any payment contemplated hereunder is required under applicable Tax Law and permitted under this Agreement, Buyer, Seller or the Company, as applicable, will notify the applicable recipient at least three (3) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made so as to provide such recipient with an opportunity to provide any form or documentation or take such other steps in order to avoid such withholding. If Buyer, Seller or the Company withholds any amount which it was not required to withhold, it will promptly, but in any event within five (5) Business Days after demand therefor (including wire transfer information as applicable), remit to the appropriate recipient thereof such amount wrongly withheld.

ARTICLE II

CLOSING

2.01    The Closing. Subject to earlier termination of this Agreement in accordance with ARTICLE IX, the consummation of the Transactions (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. Central Time on the second Business Day following full satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in ARTICLE VIII (other than conditions that by their nature only can be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that in no event will the Closing occur prior to January 16, 2019, unless an earlier date is mutually agreed upon in writing by the parties. The date the Closing actually occurs is referred to herein as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

2.02    Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at the Closing:

(a)    Buyer will deliver each of the payments it is required to deliver under Section 1.03.

(b)    Buyer will deliver to Seller copies certified by a duly authorized officer of Buyer of all resolutions or consents of the board of directors or managers or other governing body, as applicable, of Buyer approving this Agreement, the other Transaction Documents to which Buyer is a party and the Transactions.

(c)    Seller will deliver to Buyer a certificate in the form attached hereto as Exhibit B certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; provided, that the only remedy of Buyer for the failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(d)    Each of Seller and Buyer will duly execute and deliver to the other, and to the Escrow Agent, the Adjustment Escrow Agreement.

(e)    Seller will deliver to Buyer evidence of the termination of the arrangements referred to in Section 6.09.

(f)    Seller will deliver to Buyer a customary payoff letter issued by each holder of Indebtedness set forth on Schedule 6.08, in accordance with Section 6.08.

(g)    Seller will deliver to Buyer customary written resignations, effective as of the Closing Date, executed by each director and officer of the Company requested in writing by Buyer to execute such written resignations at least ten (10) Business Days prior to the Closing.

(h)    Seller will deliver to Buyer a properly completed and executed IRS Form W-9 for the Company and Seller.

(i)    Seller will deliver to Buyer (i) a certified copy of the certificate of incorporation (or similar governing document) of the Company and each Subsidiary and (ii) a certificate of good standing for the Company and each Subsidiary, in each case, issued not earlier than ten (10) Business Days prior to the Closing Date by the secretary of state or similar governing body of its state of incorporation or formation.

(j)    Seller will deliver to Buyer a certificate of the Secretary of the Company certifying as true, correct and complete: (i) the incumbency and specimen signature of each officer of such entity executing this Agreement and/or any other Transaction Document delivered hereunder on behalf of such entity; (ii) a copy of the resolution or consent of the board of directors of the Company and Seller’s general partner approving, in each case, this Agreement, the other Transaction Documents to which the Company is or will be at the Closing a party, and the Transactions; and (iii) a copy of the Company’s certificate of incorporation and bylaws in full force and effect immediately prior to the Closing.

(k)    Seller will deliver to Buyer a duly executed stock power with respect to the Shares.

(l)    Seller will deliver to Buyer the audited consolidated balance sheet as of, and the related statements of income, comprehensive income (which may be presented as a continuous financial statement with the statement of income), stockholders’ equity and cash flows for the fiscal year ended September 30, 2018 of the Company, prepared on a consolidated basis in accordance with GAAP, and otherwise consistent with the basis of preparation for the Audited Financial Statements (other than the level at which results are consolidated); provided that any incremental out-of-pocket fees or expenses relating to the preparation of the statement of comprehensive income and the consolidation of the financial statements at the Company level shall be borne by Buyer.

(m)    Seller will deliver to Buyer the “Earn-out Statement” (as defined in the HSM APA).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer, except as set forth in the disclosure schedules delivered to Buyer (the “Disclosure Schedules”), as follows, as of the date of this Agreement and as of the Closing:

3.01    Organization and Power.

(a)    The Company is a corporation, and the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the DGCL or other applicable Laws of its state of formation or organization, and each of the Company and its Subsidiaries has all requisite power and authority to own, operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party and to perform its obligations hereunder and thereunder.

(b)    Each of the Company and its Subsidiaries is qualified or licensed, as applicable, to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify or be licensed, except where the failure to be so qualified or licensed would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c)    Complete and correct copies of the certificate of incorporation, bylaws or equivalent organizational documents of the Company and its Subsidiaries, have been made available to Buyer. Neither the Company nor any of its Subsidiaries is in material violation of any provision of any of the foregoing documents.

3.02    Authorization; No Breach.

(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the Transactions. This Agreement has been, and each other Transaction Document to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer and/or the other parties thereto, constitutes, and at the Closing will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)    Assuming receipt of the consents set forth on Schedule 3.02(b) and the HSR Approval, and except as set forth on Schedule 3.02(b), the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not: (i) conflict with, violate or result in a breach of any provision of the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is subject or otherwise bound; or (iii) result in any breach of, constitute a default (with or without notice or lapse of time or both) under, result in a loss of benefit under, give rise to a right of payment under, create in any party thereto the right to amend, modify, abandon, accelerate, terminate or cancel any provision of (in each case, with or without notice or lapse of time or both), require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right or asset of the Company or any of its Subsidiaries under, any Lease or any Contract required to be listed on Schedule 3.11, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material to the Company and its Subsidiaries taken as a whole and which would not reasonably be expected to prevent the consummation of the Transactions.

3.03    Governmental Bodies; Consents. Except as set forth on Schedule 3.03, the Company is not, and none of its Subsidiaries is, required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Company and its Subsidiaries taken as a whole and would not reasonably be expected to prevent the consummation of the Transactions.

3.04    Capitalization.

(a)    The authorized and outstanding capital stock or other equity interests of the Company and each of its Subsidiaries, and the record and beneficial owners thereof, including the number of shares of capital stock or other equity interests held by each such owner, are as set forth on Schedule 3.04(a). All of the outstanding shares of capital stock or other equity interests of the Company and its Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable (if applicable) and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal or similar rights created by statute, the articles or certificate of incorporation, formation or organization of the Company or any of its Subsidiaries or the bylaws, limited liability company Contract or operating Contract of the Company or any of its Subsidiaries, and have been issued in compliance with applicable securities Laws or exemptions therefrom. There are no shares of capital stock or other equity interests of the Company owned by any Subsidiary of the Company.

(b)    Except as set forth on Schedule 3.04(b), there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of common stock or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.04(b), the Company or one or more of its Subsidiaries own all of the outstanding shares or other equity interests of its Subsidiaries free and clear of all Liens other than other than restrictions on transfer arising under applicable securities Laws.

(c)    Except as set forth on Schedule 3.04(c), there are no (i) proxies, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or equity interests of the Company or any such Subsidiary or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any shares of capital stock or other equity interests of the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the equityholders of the Company or any such Subsidiary.

3.05    Subsidiaries. Except as set forth on Schedule 3.04(a), the Company does not, and none of its Subsidiaries, (i) owns, directly or indirectly, beneficially or of record, or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity or (ii) is under any obligation to make any loan, capital contribution or other investment in any corporation, organization or entity other than a direct or indirect wholly-owned Subsidiary of the Company.

3.06    Financial Statements; No Undisclosed Liabilities.

(a)    Attached to Schedule 3.06(a) are complete and correct copies of: (i) the unaudited consolidated balance sheet as of September 30, 2018 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the twelve-month period then ended of Seller and its Subsidiaries (the “Unaudited Financial Statements”), (ii) the audited consolidated balance sheet as of September 30, 2016, and the related statements of income and cash flows for the period from January 15, 2016 to September 30, 2016 of Seller and its Subsidiaries and (iii) the audited consolidated balance sheet as of, and the related statements of income and cash flows for the fiscal year ended September 30, 2017 of Seller and its Subsidiaries (clauses (ii) and (iii), the “Audited Financial Statements” and, collectively with the Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.06(a), the Financial Statements have been prepared, in each case, in accordance with GAAP consistently applied, from and in accordance with the books and records of the Company (which books and records are true, correct and complete in all material respects and are maintained in accordance with GAAP and properly reflect in all material respects all of the transactions entered into by the Company and its Subsidiaries), and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries, as applicable, as of the dates and for the periods referred to therein subject, in the case of the unaudited financial statements, to (y) the absence of footnote disclosures and (z) changes resulting from normal year-end adjustments (which are expected to be consistent with past practice and not material, individually or in the aggregate, in nature or amount). The Company has implemented and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, consistently applied by the Company.

(b)    Except as set forth on Schedule 3.06(b)(i), the Company and its Subsidiaries do not have any Liabilities, except (i) Liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (provided, that, with respect to this clause (ii), such Liability does not arise out of, relate to or result from any breach of Contract, breach of warranty, tort, infringement or other violation of applicable Law), (iii) Liabilities expressly contemplated by this Agreement or any other Transaction Document, (iv) Liabilities to be included in the computation of Closing Indebtedness or Transaction Expenses, (v) Liabilities to be included in the computation of Closing Net Working Capital, (vi) Liabilities expressly disclosed in another section of the Disclosure Schedules, and (vii) other Liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.06(b)(ii), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (other than the Income Tax Liability Accrual). Neither the Company nor any of its Subsidiaries has any legally binding and unsatisfied community or charitable monetary Liabilities.

(c)    Except as set forth on Schedule 3.06(c), all accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and, to the extent not previously collected, are fully collectible, net the allowance for doubtful accounts, in the ordinary course of business in accordance with their terms. All reserves for the collection of such accounts receivable were calculated in accordance with GAAP. To the knowledge of the Company, there is no material contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such account receivable.

(d)    All accounts payable and notes payable by the Company or any of its Subsidiaries to third parties have arisen in the ordinary course of business.

(e)    All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established, which reserves were calculated in accordance with GAAP consistently applied. Since the date of the Latest Balance Sheet, due provision has been made on the books of the Company and its Subsidiaries to provide for all slow-moving, obsolete, damaged or defective inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete, damaged or defective inventory.

(f)    Seller is a holding company and does not directly engage in any of the business activities conducted by the Company or its Subsidiaries and does not directly own any assets or properties used by the Company or any of its Subsidiaries in the conduct of their respective businesses. Except for liabilities and obligations incurred in connection with its formation, organization and capitalization, Seller has not incurred any liabilities or obligations or engaged in any business activities of any type or kind, other than activities ancillary to or contemplated by this Agreement.

3.07    Absence of Certain Developments. Except as set forth on Schedule 3.07, since June 30, 2018 (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07 or as expressly contemplated by this Agreement, from June 30, 2018 until the date of this Agreement neither the Company nor any of its Subsidiaries has:

(a)    amended or modified its certificate of incorporation or bylaws (or equivalent organizational or governance documents);

(b)    issued, delivered or sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c)    created, incurred, assumed or guaranteed any Indebtedness, other than (x) in the ordinary course of business pursuant to the Company’s existing revolving credit facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly-owned Subsidiaries or solely among or between its direct or indirect wholly-owned Subsidiaries;

(d)    other than in the ordinary course of business or as required by Law, amended or adopted any plan or labor Contract affecting any employee of the Company or any of its Subsidiaries;

(e)    announced, implemented or effected any reduction-in-force, lay-off or other program resulting in the termination of employment of employees, in each case, that would trigger the WARN Act;

(f)    other than in the ordinary course of business or as required by the terms of any benefit or compensation plan, policy or agreement or by applicable Law (i) awarded or paid any material bonuses to any employee, consultant, officer, equityholder or director (or other equivalent Person) except to the extent accrued on the balance sheet of the Financial Statements, (ii) entered into any employment, deferred compensation, bonus, retention, retirement, severance or similar Contract (nor amended any such agreement) with any employee, consultant, officer, equityholder or director (or other equivalent person) with compensation in excess of $150,000 per annum, (iii) agreed to, made or granted any material compensation increase to any former or current officer, employee (including new hires), consultant, equityholder or director (or other equivalent person) receiving (before or after such increase) compensation in excess of $150,000 per annum, except pursuant to Contracts listed on Schedule 3.11, (iv) increased or agreed to increase, amend or terminate in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, pension or other employee benefit plan, including any plan, payment or arrangement made to, for or with such current or former equityholder, director (or other equivalent Person), officer, employee or consultant, as applicable, (v) amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or multiemployer plan, or (vi) granted any additional rights to severance or termination pay to any current or former, officer or employee of the Company;

(g)    adopted a plan of complete or partial liquidation, dissolution, consolidation, merger, recapitalization or other reorganization;

(h)    subjected, or permitted to be subjected, any assets or properties of the Company or its Subsidiaries to any Lien, except for Permitted Liens;

(i)    made any change in its accounting principles, methods, policies or procedures, except as required by Law or GAAP, filed any material Tax Return in a manner that is inconsistent with past practice, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitation with respect to Taxes outside the ordinary course of business, settled or compromised any Tax liability, claim or assessment, surrendered any right to claim a material refund of Taxes or made or changed any material election relating to Taxes;

(j)    made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise;

(k)    made any capital expenditures or capital expenditure commitments (or any obligations or liabilities in connection therewith) in an amount that exceeds $250,000 individually, or $750,000 in the aggregate, or delayed or postponed the making of any material capital expenditure or the repair or maintenance of any material assets of the Company or any of its Subsidiaries;

(l)    sold, leased, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of (whether by merger, stock or asset sale or otherwise), or suffered any material damage to or loss or destruction of any of the Company’s or any Subsidiary’s assets (whether tangible or intangible, including any Intellectual Property), rights, securities, properties, interests or businesses, except for (A) assets, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $1,500,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (B) sales of inventory and dispositions of obsolete assets in the ordinary course of business, and (C) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices;

(m)    made any loans or advances to any Persons, except to employees and extensions of credit to payors in the ordinary course of business consistent with past practices;

(n)    cancelled, waived or released any material debts, rights or claims in favor of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practices;

(o)    made any change in the policies with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivable or other receivables, including any acceleration or deferral of the payment or collection thereof (whether on account of the Transactions or otherwise), other than as required by GAAP or applicable Law; or delayed payment of any accounts payable or accelerated collection of accounts receivable, in each case, other than in the ordinary course of business consistent with past practices; or waived any material right, other than in the ordinary course of business consistent with past practices;

(p)    made any material change in the manner in which the Company or any of its Subsidiaries extends discounts or credits to customers;

(q)    settled or compromised any material Action brought by or against the Company or any of its Subsidiaries;

(r)    terminated, materially and adversely modified, or cancelled any contract required to be listed on Schedule 3.11; or

(s)    agreed or committed in writing to do any of the foregoing.

3.08    Litigation; No Orders. Except as set forth on Schedule 3.08, there are, and since January 15, 2016 there have been, no charges, hearings, legal complaints, actions, suits or litigation proceedings at law or in equity, mediations, arbitral actions, criminal prosecutions or, to the Company’s knowledge, governmental inquiries or other investigations before or by any Governmental Body (each, an “Action”) pending against or by the Company or any of its Subsidiaries, or any of their respective directors, officers or equityholders (in each case, relating to the business of the Company or any of its Subsidiaries) or concerning any of the assets, properties or business of the Company or any of its Subsidiaries and, to the Company’s knowledge, no such Actions are threatened against the Company or any of its Subsidiaries or any of their respective directors, officers or equityholders (in each case, relating to the business of the Company or any of its Subsidiaries), other than as would not be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are not a party to or subject to, or in default under, and none of the assets, properties or business of the Company or any of its Subsidiaries are subject to, any outstanding Order.

3.09    Permits; Compliance with Laws. Except as set forth on Schedule 3.09:

(a)    Since January 15, 2016, each of the Company and its Subsidiaries has maintained, in full force and effect, and has complied in all material respects, with all permits, licenses, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Body (the “Permits”) and has filed all material registrations, reports and documents in each case that are necessary or required in connection with the conduct of its business or the ownership, lease, use or operation of its assets or properties under applicable Laws. Schedule 3.09(a) lists all such Permits that are material to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default under any such Permit and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under such Permit, and there is no Action pending or, to the knowledge of the Company, threatened, that would result in the termination, revocation, suspension or the imposition of a material restriction on any such Permit or the imposition of any material fine, penalty or other sanction for violation of any such Permit.

(b)    Except as set forth on Schedule 3.09(b), the Company and its Subsidiaries are, and have been since January 15, 2016, in compliance in all material respects with all applicable Laws. Since January 15, 2016, neither the Company nor any of its Subsidiaries has received any written notice of any Action against it alleging any failure to comply in any material respect with any such Laws. To the knowledge of the Company, no investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or threatened, and, since January 15, 2016, neither the Company nor any of its Subsidiaries has received any written notice of any such investigation.

3.10    Tax Matters. Except as set forth on Schedule 3.10:

(a)    The Company and its Subsidiaries have timely filed (taking into account applicable extensions of time to file) all Tax Returns that are required to be filed by them, and each such Tax Return is accurate and complete in all material respects. The Company and its Subsidiaries have timely paid (taking into account applicable extensions of time to file) all Taxes which are due and payable (whether or not shown as due and owing on any Tax Return). No written claim has been received by either the Company or any of its Subsidiaries prior to the date of this Agreement from any Governmental Body in a jurisdiction where the Company or such Subsidiary does not file Tax Returns or pay Taxes alleging that the Company or such Subsidiary is subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(b)    The unpaid Taxes of the Company and its Subsidiaries as of the date of the Latest Balance Sheet do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Latest Balance Sheet. The unpaid Taxes of the Company and its Subsidiaries attributable to Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Periods as of the Closing Date do not exceed the amount of such Taxes taken into account on the Estimated Closing Statement.

(c)    The Company and each of its Subsidiaries have timely withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or equity holder. All Taxes required to have been collected and paid on the sale of products or taxable services by the Company or any of its Subsidiaries (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or with respect to sales of products or taxable services where such Taxes were not collected and paid, tax exemption certificates or other proof of the exempt nature of sales of such products or services have been properly collected and, to the extent required, submitted to the appropriate Governmental Body.

(d)    No deficiency or proposed adjustment which has not been paid, settled or resolved for any material amount of Tax has been asserted or assessed in writing or, to the Company’s knowledge, otherwise threatened or proposed, by any Governmental Body against the Company or any of its Subsidiaries.

(e)    Neither the Company nor any of its Subsidiaries has consented in writing to waive any statute of limitations in respect of Taxes or extend the time in which any Tax may be assessed or collected by any Governmental Body, which waiver or extension is still in effect.

(f)    There are no ongoing, pending or, to the knowledge of the Company, threatened Tax audits or examinations by any Governmental Body against the Company or any of its Subsidiaries.

(g)    The Company and its Subsidiaries have made available to Buyer correct and complete copies of all Tax Returns filed by or with respect to them for all taxable years for which the statute of limitations applicable to any such Tax Return has not presently expired, and all audit reports and statements of deficiencies assessed against or agreed to by any of them since January 15, 2016.

(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax indemnification, Tax sharing agreement or other similar arrangements (other than agreements the primary focus of which is not Tax and which were entered into in the ordinary course of business).

(i)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was the Company or its Subsidiaries, or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or foreign applicable Law), as a transferee or successor, by Contract or otherwise under applicable Law.

(j)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code.

(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under Code Section 108(i); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(l)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

(m)    Neither the Company nor any of its Subsidiaries is subject to or required to register for any value added Taxes.

(n)    Neither the Company nor any of its Subsidiaries has ever received a ruling from the Internal Revenue Service (or any comparable ruling from any other Tax authority).

(o)    The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(p)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)    All Persons performing services for the Company or any Subsidiary who are classified and treated by such entity as independent contractors, consultants or in a similar capacity qualify as independent contractors, and are not properly classified as employees for Tax purposes under applicable Law.

(r)    The Company and its Subsidiaries have been residents for Tax purposes in the United States and none of them are, or have ever been at any time, treated as a resident in any other country for any Tax purpose. Neither the Company nor any of its Subsidiaries has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(s)    Each Contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company or any Subsidiary is a party (collectively, a “409A Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amounts under any such 409A Plan are or have been or could be subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(t)    Each Subsidiary has been treated as a disregarded entity under Treasury Regulations Section 301.7701-3 since January 15, 2016.

(u)    None of the Company or any of its Subsidiaries has any obligation to “gross-up”, indemnify, reimburse or otherwise compensate any individual for any additional Tax or interest imposed pursuant to Section 4999 of the Code or Section 409A of the Code.

(v)    Except as set forth on Schedule 3.10(v), neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will or may (whether alone or in combination with any other additional or subsequent event) (excluding any Contract, arrangement or plan entered into by, or at the direction of, Buyer or its Affiliates) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.11    Contracts.

(a)    Except as set forth on Schedule 3.11, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:

(i)    collective bargaining or other Contract with any labor union, organization or association;

(ii)    employment, separation, retention, stay, change in control, consulting, commission or similar Contract with any current or former employee, consultant or contractor providing for base compensation in excess of $150,000 per annum;

(iii)    Contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed liabilities of others, including any Contracts or commitments for future loans, credit or financing, in each case, having an outstanding principal amount in excess of $1,500,000;

(iv)    each (A) Outbound License, excluding any non-exclusive licenses implied by law or granted to end-consumers in the ordinary course of business, in each case, for use of any Company Products; (B) Inbound License, excluding any Inbound License for generally available object code software (including software as a service) requiring payments (by the Company or any of its Subsidiaries) of less than $100,000 in the twelve (12) months prior to the Closing; and (C) Contract relating to the acquisition, transfer, or development of Intellectual Property or any waiver or release of rights, in, to or under Intellectual Property, but excluding: (1) assignment or confidentiality agreements entered into for the benefit of the Company with employees or independent contractors in the ordinary course of business and (2) non-disclosure agreements entered into in the ordinary course of business;

(v)    lease or other Contract under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $500,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $500,000 or less;

(vi)    lease or other Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $500,000 or less;

(vii)    Contract with a Key Supplier or a Key Customer;

(viii)    Contract that restricts in any material respect the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world, including exclusivity or most favored pricing rights, or that grants any material exclusivity rights to the Company, any of its Subsidiaries or any other party thereto;

(ix)    Contract relating to any acquisition by the Company or any of its Subsidiaries of any assets, rights or properties (whether by merger, stock or asset purchase or otherwise) pursuant to which the Company or any of its Subsidiaries has (A) any unfulfilled obligation to pay any purchase price in excess of $1,500,000 or (B) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation;

(x)    Contract that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xi)    Contract relating to any joint venture or profit sharing agreements, partnership agreements or limited liability company agreements with a third party;

(xii)    Contract involving any resolution or settlement of any actual or threatened Action involving the Company or its Subsidiaries with outstanding payment obligations of the Company or its Subsidiaries in excess of $500,000 or any material ongoing requirements or restrictions on the Company or its Subsidiaries;

(xiii)    Contract for capital expenditures or the acquisition or construction of fixed assets requiring the future payment by the Company or any of its Subsidiaries of an amount in excess of $500,000;

(xiv)    Contract with the same party for the purchase or supply of products, inventory, supplies, equipment, machinery, services or other tangible personal property by the Company of any of its Subsidiaries under which the undelivered balance of such products, inventory, supplies, equipment, machinery, services or other personal property has a selling price on an annual basis in excess of $500,000;

(xv)    Contract relating to the marketing, sale, advertising or promotion of the Company’s or any of its Subsidiaries’ services or products requiring payment by the Company or any of its Subsidiaries of an amount in excess of $250,000 during any period of twelve (12) consecutive months;

(xvi)    Contract for management, consulting or financial advisory services where payments exceed $500,000 annually that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $500,000 or less;

(xvii)    Contract with a Governmental Body; or

(xviii)    Contract to enter into any of the foregoing.

(b)    Each of the Contracts listed or required to be listed, or would be required to be listed if the date of this Agreement were the date of the Closing, on Schedule 3.11(a) and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the other parties thereto, and is not subject to any claims, charges, set offs or defenses except as expressly set forth in such Contracts and Leases. Neither the Company nor any of its Subsidiaries, as applicable, is in material default (with or without notice or lapse of time or both), or, is alleged in writing by the counterparty thereto to have breached or to be in material default, under any Lease or any Contract listed or required to be listed on Schedule 3.11(a), and, to the knowledge of the Company, the other party to each Lease or each of the Contracts listed or required to be listed on Schedule 3.11(a) is not in material default (with or without notice or lapse of time) thereunder. Except as set forth on Schedule 3.11(b)(i), the Company has made available to Buyer complete and correct copies of all Contracts listed or required to be listed on Schedule 3.11(a) and all Leases, together with all modifications, amendments and supplements thereto, and Schedule 3.11 contains a written description of each oral Contract listed or required to be listed on Schedule 3.11(a). None of the Contracts listed or required to be listed on Schedule 3.11(a) or any of the Leases has been cancelled or otherwise terminated, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination. Except as set forth on Schedule 3.11(b)(ii), to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach or a material default under any Contract listed or required to be listed on Schedule 3.11(a).

3.12    Leased and Owned Real Property.

(a)    Schedule 3.12(a) contains a complete and correct list of all real property leased, subleased or licensed by the Company and its Subsidiaries or with respect to which the Company and its Subsidiaries have the right to use, occupy or access pursuant to real property Contracts, including easements, rights of way, railway agreements or other similar real property agreements (the “Leased Real Property”), and the Contracts pursuant to which such Leased Real Property is leased, subleased or licensed (the “Leases”). All Leased Real Property is leased to the Company or its Subsidiaries pursuant to written Leases, and all such written Leases are valid, binding and in full force and effect according to their terms, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws. Except as set forth on Schedule 3.12(a), (i) neither the Company nor its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, (ii) the Leased Real Property is not subject to any leases or tenancies of any kind, except for the Leases, and (iii) neither the Company nor its Subsidiaries is a party to any Contract, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein. Except as set forth on Schedule 3.12(a), the Transactions do not require the consent of any other party to any Lease (except for any Leases for which a consent is obtained prior to the Closing), will not result in a material breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. There are no material disputes with respect to any Lease. Neither the Company nor its Subsidiaries, nor, to the Company’s knowledge, any other party to any Lease, is in breach of or default under any Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company or any Subsidiary or, to the Company’s knowledge, any other party, or permit the termination or modification of any Lease or acceleration of rent under any Lease. No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under any Lease that has not been redeposited in full. Neither the Company nor any Subsidiary owes, and none will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

(b)    Schedule 3.12(b) contains a complete and correct list of all real property owned by the Company and its Subsidiaries (together with all buildings, improvements and fixtures thereon and appurtenances thereto, the “Owned Real Property”, and collectively with the Leased Real Property, the “Real Property”). Except as set forth on Schedule 3.12(b), the Company and its Subsidiaries own good, valid and marketable fee title to the Owned Real Property other than any failure to own such Owned Real Property that is not material to the Company and its Subsidiaries taken as a whole. The Owned Real Property is owned free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding, Action or agreement pending, or to the knowledge of the Company, threatened, with respect to any portion of any Owned Real Property, in each case, that would be material to the Company and its Subsidiaries as a whole. The Company has made available to Buyer copies of all surveys, title policies, reports and deficiency notices concerning any Owned Real Property which are in the possession or control of the Company or any Subsidiary, except as would not be material to the Company and its Subsidiaries taken as a whole.

(c)    To the Company’s knowledge, none of the Real Property is in the possession of any adverse possessors. To the Company’s knowledge, the Real Property is (i) compliant with and used in a manner consistent with and permitted by applicable zoning ordinances and other Laws, in each case in all material respects, without variance, special or conditional use approvals or permits and is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Government Body, (ii) served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Company, and (iii) requires no material capital improvements or repairs. To the Company’s knowledge, none of the utility companies serving the Real Property has threatened the Company or any of its Subsidiaries with any reduction in service. All utilities serving the Real Property are installed and operating and all installation and connection charges have been paid in full. All of the Real Property has legal access to an open publicly dedicated street adjoining the Real Property or has access to an open publicly dedicated street via easements benefiting such parcel of the Real Property.

3.13    Intellectual Property.

(a)    Schedule 3.13(a) sets forth a true and complete list of: (i) all Intellectual Property that is registered, filed or issued under the authority of any Governmental Body, including any domain name registration and all applications for Intellectual Property, in each case that is owned by the Company or one or more of its Subsidiaries (collectively, “Registered Intellectual Property”) specifying the owner thereof and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that, to the knowledge of the Company, must be taken within ninety (90) days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (ii) any pending Actions (other than any ex parte examination proceedings) or, to the knowledge of the Company, threatened in writing, before any Governmental Body to which any Registered Intellectual Property is subject, in each case, in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Registered Intellectual Property.

(b)    With respect to each item of Registered Intellectual Property: (i) it is subsisting; (ii) all necessary registration, maintenance and renewal fees due and owing and all responses, documents and certificates have been filed, submitted or paid (as applicable) with the applicable Governmental Body anywhere in the world, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and (iii) each such item that is issued or registered is in full force and effect valid, enforceable, and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Body. To the knowledge of the Company, there are no facts, information or circumstances, including any information or facts that would constitute prior art (with respect to patents) or prior use (with respect to trademarks), that would render any pending application for any Registered Intellectual Property non-registerable or unpatentable, as applicable, in each case other than prior art or prior use identified by the Company and disclosed to the relevant examining authority or identified by the relevant examining authority and disclosed to the Company in the course of prosecution of such applications.

(c)    Except as set forth on Schedule 3.13(c), the Company or one or more of its Subsidiaries solely and exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. Each of the Company and its Subsidiaries lawfully owns, or otherwise has sufficient rights to exploit all Company Intellectual Property. The Company Intellectual Property is all the Intellectual Property that is required to conduct the business of the Company in the manner in which it is currently being conducted. All Owned Intellectual Property is fully transferable, alienable and licensable by the Company and its Subsidiaries without restriction and without payment of any kind to any third party and without approval of any third party. No funding, facilities or personnel of any educational institution or Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(d)    None of the Company, its Subsidiaries, Company Products (including the use thereof), Company Intellectual Property as used in the conduct of the business of the Company and each of its Subsidiaries and the conduct of the business of the Company and each of its Subsidiaries violate, infringe (directly, contributorily, by inducement, or otherwise) or misappropriate any Intellectual Property of any Person (and have not previously done so). Since January 15, 2016, there have been no past, pending or threatened Actions involving the Company or any of its Subsidiaries, the operation of the business by the Company or any of its Subsidiaries, any Owned Intellectual Property, or Company Product (including the use thereof), or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person; and, to the knowledge of the Company, there are no facts or circumstances that might reasonably serve as the basis for any such Action. None of the Company or its Subsidiaries has received any notice that it must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to the Company (other than an offer by a Person to provide a license to generally available software). No Person is infringing, misappropriating or otherwise violating or conflicting with any Owned Intellectual Property, or has done so since January 15, 2016.

(e)    All Licenses are valid, binding and enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, all other parties thereto and there exists no event or condition that violates or breaches or will result in a violation or breach of, or otherwise constitutes (with or without due notice or lapse of time or both) a default by any party thereunder.

(f)    Neither the Company nor any of its Subsidiaries use any Open Source Software in a manner that requires any of the Company and its Subsidiaries to distribute or make available any Software (including any source code) or other materials or grant any Intellectual Property or other rights to any Person.

(g)    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of Personally Identifiable Information and Trade Secrets owned, held or controlled by any of the Company or its Subsidiaries, including, in each case, any information (other than any information that was intentionally made public by the management of the Company using its reasonable business judgment) that would have been a Trade Secret but for any failure of the Company or any of its Subsidiaries to act in a manner consistent with this Section 3.13(g), including requiring each Person, including, employees, contractors, third-party developers, suppliers, service providers, partners and advisors, with access to such Trade Secrets to execute a binding confidentiality agreement that requires such Person to reasonably protect such Trade Secrets and to not use such Trade Secrets, except for the benefit of the Company or its Subsidiaries.

(h)    Each current and former employee, contractor, third-party developer, service provider, partner and advisor of the Company or any of its Subsidiaries who is or has been involved in the development (alone or with others) of any material Intellectual Property by or for any of the Company or its Subsidiaries (each, a “Contributor”), or has or previously had access to any Trade Secrets owned or held by any of the Company or any of its Subsidiaries, has either: (i) executed and delivered to the Company or a Subsidiary, as applicable, a written and enforceable Contract that assigns to the Company or a Subsidiary, as applicable, without any obligation of payment, all right, title and interest in and to any such Intellectual Property or (ii) transferred to the Company or a Subsidiary (as applicable) all right, title and interest in and to any such Intellectual Property by operation of Law. To the knowledge of the Company, no Contributor is in violation of any such Contract. No present or former employee, officer, consultant or contractor of the Company or any of its Subsidiaries or any predecessor of any of the foregoing has any ownership, license or other right, title or interest in any Company Intellectual Property. To the knowledge of the Company, neither the Company nor any of its Subsidiaries (including any of the officers, employees, agents or contractors of any of the foregoing, in their capacities as such) have done, or failed to do, any act or thing that may prejudice the validity or enforceability of any Owned Intellectual Property.

(i)    Except as set forth on Schedule 3.13(i), neither the Company nor any of its Subsidiaries have (i) transferred ownership of any material Intellectual Property to any other Person, (ii) granted any exclusive or perpetual right or license with respect to any material Company Intellectual Property; or (iii) granted any right to modify, enhance or create derivative works of any material Owned Intellectual Property other than modifications, enhancement or derivative works that are owned by the Company or any of its Subsidiaries, as applicable. No Person (other than the Company or its Subsidiaries) owns any improvement, modification, enhancement, customization or derivative of any material Owned Intellectual Property.

(j)    Neither the execution of this Agreement nor the consummation of the Transactions will (i) result in the loss or impairment of any of the Company Intellectual Property or any obligation to disclose any source code or other similar materials held by any of the Company or its Subsidiaries, and (ii) give rise to any right of any Person to terminate any rights under any License or exercise any new or additional rights under any Owned Intellectual Property, and (iii) cause or result in any of Buyer or its Affiliates or the Company or its Subsidiaries (A) granting to any third party any right to or with respect to any Intellectual Property, (B) being bound by, or subject to, any exclusivity, non-compete or other material restriction on the operation or scope of their respective businesses, or (C) being obligated to pay any royalties or other fees or consideration or offer any discounts to any Person with respect to any Intellectual Property in excess of those payable or offered by the Company and its Subsidiaries in the absence of this Agreement and the Transactions. Each item of Owned Intellectual Property existing immediately prior to the Closing will be available on identical terms and conditions immediately after the Closing. No consent or approval is required under any License to maintain such License in force and effect as a result of the execution and delivery of this Agreement and the consummation of the Transactions.

(k)    None of the Company or any of its Subsidiaries is, or has been, a member or a contributor to any industry standards body or similar organization that requires the Company or any Subsidiary to grant or agree to grant any other Person any license or right to any Owned Intellectual Property.

3.14    IT Systems; Privacy.

(a)    The computer, information technology and data processing systems, facilities and services used by any of the Company or its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or accessed by any of the Company or its Subsidiaries (collectively, the “Systems”), (i) are reasonably sufficient for the existing needs of Company and its Subsidiaries as their business is currently conducted and (ii) are free of any material defects, bugs and errors, and do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of and of the Systems or data or information stored therein, in each case that have not been remediated in all material respects (“Contaminants”). Each of the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to ensure that the Systems are free from Contaminants. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries in the manner it is currently being conducted.    During the twelve (12) month period prior to Closing, there has been no failure, breakdown or substandard performance of any Systems that has caused a substantial disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries make reasonably timely back-up copies of data and information critical to the conduct of its business and conduct periodic tests to ensure the effectiveness of such back-up systems. The Company and its Subsidiaries maintain and are in compliance with commercially reasonable disaster recovery and security plans and procedures.

(b)    The Company and its Subsidiaries have: (i) complied in all material respects with their published privacy policies, terms of use, and internal policies, and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (ii) taken reasonable measures to ensure that Personally Identifiable Information and other material information and data owned, held or controlled by any of the Company and its Subsidiaries is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Since January 15, 2016, neither the Company nor its Subsidiaries has been subject to a security incident or data breach that led to the loss, damage, or unauthorized access, use, modification, disclosure, or other misuse of any data or information owned, held or controlled by any of the Company or its Subsidiaries (including any Personally Identifiable Information). No Person has provided any written notice, made any written claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such data or information held or controlled by any of the Company or its Subsidiaries, and there is no reasonable basis for any such notice, claim or Action. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions will not violate any privacy policy, terms of use, Contract or applicable Laws applicable to the Company relating to the use, dissemination, or transfer of any data or information (including personally Identifiable Information).

3.15    Company Products.

(a)    Since January 15, 2016, neither the Company nor its Subsidiaries have had any material Liability (and to the Company’s knowledge, there is no basis for any present or future Action giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product. No Company Product is or has since January 15, 2016 been the subject of any product recall, market withdrawal or similar material product corrective action in connection with any actual, alleged or potential product defect, damage or contamination.

(b)    All Company Products conform in all material respects with all Contracts pursuant to which the Company or any Subsidiary has sold or otherwise provided any Company Products, and all applicable express and implied warranties that have not been disclaimed by the Company or any Subsidiary set forth in such Contracts or otherwise implied or required under law.

3.16    Employees. Except as set forth on Schedule 3.16:

(a)    The Company and its Subsidiaries are, and have been since January 15, 2016, in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, pay rates, equal opportunity, discrimination, harassment, retaliation, pay equity, terms and conditions of employment, whistleblowing, employee privacy, data protection, overtime pay, vacation, leave, classification of employees, contractors and consultants, collective bargaining, layoffs and immigration compliance, and has not engaged in any unfair labor practice, as defined in the National Labor Relations Act. To the Company’s knowledge, there are no administrative charges or court complaints pending or threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or government agency concerning alleged employment discrimination, harassment, retaliation or any similar matters relating to the employment of labor, in each case, that if adversely determined would be material to the Company and its Subsidiaries taken as a whole.

(b)    The Company and its Subsidiaries have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, other payments, and benefits to employees, independent contractors or consultants; and is not liable for any arrears of wages or any Taxes or any penalty or interest for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, employment insurance, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long term disability or under any private medical insurance or permanent health insurance scheme.

(c)    There are no Actions, grievances, disciplinary matters or controversies pending before any Governmental Authority or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of its current or former employees, consultants, independent contractors or applicants, including any such charges, legal complaints, grievances or disciplinary matters that have resulted or would reasonably be expected to result in any Action of any sort. Neither the Company nor any of its Subsidiaries has received notice from any Governmental Body responsible for the enforcement of labor or employment Laws indicating that it has asserted, or intends to assert, claims or to conduct an investigation with respect to the Company or any of its Subsidiaries, no such investigation is in progress, and, to the knowledge of the Company, no Governmental Body intends to or has threatened to conduct such investigation.

(d)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization, work council or employee group or employee association applicable to employees of the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor organization or work council or employee group. There is no unfair labor practice charge or complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar foreign, state or local government agency. To the knowledge of the Company, since January 15, 2016, neither the Company nor any of its Subsidiaries has experienced any union organizing or decertification activities, and, to the knowledge of the Company, no such activities are underway or threatened. Since January 15, 2016, neither the Company nor any of its Subsidiaries has experienced any strikes, work stoppage, slowdowns or other material labor disputes, and, to the knowledge of the Company, no such disputes are underway or threatened.

(e)    Since January 15, 2016, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and (iv) no employee of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date hereof.

(f)    True, correct and complete copies of personnel manuals or handbooks applicable to employees of the Company and its Subsidiaries, have been made available to Buyer.

(g)    To the knowledge of the Company, no current or former employees, independent contractors, contractors for services, or consultants of the Company or any of its Subsidiaries are in violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such employee, contractor or consultant to be employed or engaged by the Company or any of its Subsidiaries or any other entity because of the nature of the business conducted by the Company or any of its Subsidiaries or other entity or to the use of trade secrets, confidential or proprietary information of the Company or any of its Subsidiaries or others. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.

(h)    Schedule 3.16(h) sets forth a true, complete and correct list of (i) the names, positions, FLSA classification (exempt/non-exempt), length of service and current salaries or other compensation of all employees, directors and elected and appointed officers of the Company and its Subsidiaries, and the family relationships, if any, among such Persons and (ii) all group insurance programs in effect for employees of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations to any Persons referred to in the preceding sentence. No key employees or officers of the Company or any of its Subsidiaries have given written or, to the Company’s knowledge, oral notice of actual or potential termination of employment to the Company or any of its Subsidiaries, nor, to the Company’s knowledge, does any such employee or officer intend to terminate his or her employment with the Company or any of its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries has any (i) existing service or other Contracts with any officers or employees of the Company or any of its Subsidiaries which subject to legal requirements cannot be fairly terminated by three (3) months’ notice or less without giving rise to a claim for damages or compensation; (ii) Liability for compensation to ex-employees; (iii) obligation to reinstate or re-employ any ex-officer or ex-employee of the Company or any of its Subsidiaries; or (iv) policy, practice or obligation regarding redundancy payments to employees which is more generous than the applicable award(s) or legislation.

(j)    Except as set forth on Schedule 3.16(j), no Person has any agreement with the Company or any of its Subsidiaries under which that Person acts as an independent contractor, consultant, or in a similar capacity for the Company or any of its Subsidiaries whether on a full-time or a part-time or retainer basis or otherwise.

(k)    For each employee of the Company and its Subsidiaries employed within the United States, each of the Company and its Subsidiaries has in its files a Form I-9 for each employee with respect to whom such form is required by Law.

(l)    True and complete copies of all employment agreements, contracts of engagement or services agreements listed in the Disclosure Schedules have been provided to Buyer.

3.17    Employee Benefit Plans.

(a)    Schedule 3.17(a) sets forth a complete and correct list of each Plan. For purposes of this Agreement, “Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, employment, consulting, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, equity or equity-based, fringe benefit or other employee benefit plan, fund, policy, program, practice, Contract or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) (i) sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is a party) and which covers or benefits any current or former employee, officer, director, individual consultant or independent contractor of the Company or any of its Subsidiaries (or any spouse, domestic partner, dependent or beneficiary of any such individual), or (ii) with respect to which the Company or any of its Subsidiaries has (or could reasonably have) any current or future Liability or obligation (including on account of any ERISA Affiliate and including any contingent liability or obligation); other than any such plan, policy, program, practice, Contract or arrangement sponsored or maintained by a Governmental Body. None of the Company or any of its Subsidiaries has any legally binding agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten, to create, enter into or contribute to any additional Plan not listed on Schedule 3.17(a) or to modify or amend any existing Plan.

(b)    With respect to each Plan, copies of the following have been made available to Buyer (if applicable to such Plan): (i) the current plan document, including any amendments thereto, (ii) all Contracts (as currently in effect) relating to such Plan, including all trust agreements, insurance contracts, and service provider agreements, (iii) the most recent summary plan description, including any summary of material modifications required under ERISA with respect thereto, (iv) the three (3) most recently filed annual reports on Form 5500 (and all schedules thereto), (v) the most recently received determination, opinion or advisory letter from the Internal Revenue Service, (vi) the most recent annual actuarial report and financial statements prepared for such Plan, (vii) all non-routine notices and correspondence since January 15, 2016 to or from a Governmental Body relating to such Plan for which a liability remains outstanding, and (viii) if such Plan is intended to be qualified under Section 401(a) of the Code, all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Plan for the three (3) most recently completed plan years.

(c)    Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each such Plan has received a current, unrevoked favorable determination letter from the Internal Revenue Service and nothing has occurred that could reasonably cause such Plan to lose its qualified status.

(d)    With respect to each Plan: (i) such Plan is, and since January 15, 2016 has been, properly and legally established; (ii) such Plan is, and at all times since January 15, 2016 has been, maintained, administered, operated and funded in all material respects (A) in accordance with its terms, and (B) in compliance in all material respects with all applicable requirements of all applicable Laws, including the requirements of the Code and ERISA (and the regulations and rulings issued thereunder); (iii) the Company, each of its Subsidiaries and each other Person (including each fiduciary of such Plan) has properly performed in all material respects all of its duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (iv) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Plan required to be filed with any Governmental Body or provided to any participant in such Plan (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and were are accurate in all material respects when filed or provided; (v) all contributions, premiums and other payments due or required to have been paid to (or with respect to) such Plan have been paid on or before their respective due dates and within the time period, if any, prescribed by ERISA or any other applicable Law, or, if not yet due, have been properly accrued as a liability on the Estimated Closing Statement; (vi) there are no Actions (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened, nor, to the Company’s knowledge, is there any basis for any such Action; (vii) such Plan is not (and since January 15, 2016 has not been) the subject of an investigation, examination or audit by any Governmental Body or the subject of an application or filing under or a participant in, any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body, and, to the Company’s knowledge, no such investigation, examination or audit is contemplated or under consideration by any Governmental Body; (viii) none of the Company, any of its Subsidiaries or any other Person (A) has engaged in a non-exempt “prohibited transaction” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), or (B) breached any fiduciary duty imposed upon it by ERISA or any other applicable Law; and (ix) none of the Company or any of its Subsidiaries has incurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or Affiliates could reasonably incur, directly or indirectly, including on account of any ERISA Affiliate, any penalty, excise Tax, fine, Lien, encumbrance or Liability (including contingent liability) under ERISA, the Code or any other Law, or pursuant to any indemnification, contribution or similar agreement.

(e)    The Company, each of its Subsidiaries and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is currently, and since January 15, 2016 has been, in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) to the extent the Health Care Reform Laws are applicable thereto. None of the Company or any of its Subsidiaries or any Health Plan has incurred (and nothing has occurred and no condition or circumstance exists that could reasonably be expected to subject the Company, any of its Subsidiaries or any Health Plan to) any penalty or excise Tax under Code Section 4980D or 4980H or any other provision of the Health Care Reform Laws.

(f)    None of the Company or any of its Subsidiaries has since January 15, 2016 sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has any Liability (including on account of any ERISA Affiliate and including any contingent liability) with respect to, any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or Section 414(f) of the Code, (iii) multiple employer plan within the meaning of Section 210(a), 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (v) self-funded (or self-insured) health plan, or (vi) any compensation or employee benefit plan, fund, policy, program, practice, Contract or arrangement covering employees outside of the United States or subject to the Laws of any jurisdiction other than the United States. Neither the Company nor any of its Subsidiaries has any Liability (including any contingent liability) with respect to any “employee benefit plan, “ as defined in Section 3(3) of ERISA, as a result of being treated as a single employer under Section 414 of the Code or Section 4001 of ERISA with any other trade, business or Person.

(g)    Except as set forth on Schedule 3.17(g), none of the Plans obligates the Company, any of its Subsidiaries or any ERISA Affiliate to provide any life insurance, medical or health benefits or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee (or to any other Person) after his or her termination of employment or service with the Company and its Subsidiaries and none of the Company or any of its Subsidiaries has since January 15, 2016 represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law.

(h)    Each Plan can be amended or terminated in accordance with its terms (whether before or after Closing) and without any penalty, Liability or expense to the Company, Buyer, any of their respective Subsidiaries or Affiliates or such Plan, other than reasonable administrative expenses of the type typically incurred in the termination of similar employee benefit plans.

(i)    Except as set forth on Schedule 3.17(i), neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will or may (whether alone or in combination with any other additional or subsequent event) (excluding any Contract, arrangement or plan entered into by, or at the direction of, Buyer or its Affiliates): (i) entitle any current or former employee, officer, director, consultant, independent contractor or other service provider of or to the Company or any of its Subsidiaries (or the spouse, domestic partner, dependent or beneficiary of any such individual) to severance, retention or change of control benefits or to any other payment, (ii) accelerate the time of payment or vesting of benefits, or increase the benefits or the amount of compensation payable to any such individual (or the spouse, domestic partner, dependent or beneficiary of any such individual) under any Plan (or otherwise) or result in the forgiveness of any indebtedness owed by any such individual, (iii) trigger any funding obligation under any Plan, or (iv) impair any of the rights of the Company, Buyer or any of their respective Subsidiaries or Affiliates with respect to any Plan (including the right to amend or terminate any Plan in accordance with its terms without any penalty, Liability or expense to the Company, Buyer, any of their respective Subsidiaries or Affiliates or such Plan, other than reasonable administrative expenses of the type typically incurred in the termination of similar employee benefit plans).

3.18    Insurance. Schedule 3.18 sets forth each insurance policy maintained by or on behalf of the Company and its Subsidiaries or under which any of its assets or properties, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination or denial or reduction of coverage or material premium increase has been received with respect to any such insurance policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage or material premium increase with respect to such policy, and to the Company’s knowledge no insurer has threatened the same, (c) none of the Company or its Subsidiaries has received a notice of non-renewal from any of its insurers and (d) neither the Company nor any of its Subsidiaries has made any claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers. Except as set forth on Schedule 3.18, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

3.19    Environmental Matters.

(a)    Except as set forth on Schedule 3.19:

(i)    The Company and each of its Subsidiaries are, and have been since January 15, 2016, in compliance in all material respects with all applicable Environmental Laws.

(ii)    Each of the Company and its Subsidiaries holds, and is in compliance, in all material respects, with all Permits required under applicable Environmental Laws. All such Permits are in full force and effect, and there is no Action pending or, to the Company’s knowledge, threatened, that would reasonably result in revocation, cancellation, termination or adverse modification of any such Permit. Since January 15, 2016, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to give any Person the right to cancel, terminate, revoke or modify any Environmental Permit.

(iii)    Neither the Company nor any of its Subsidiaries has since January 15, 2016 (or earlier if unresolved) received any written or, to the knowledge of the Company, oral notice from any Governmental Body or any other Person that the Company and its Subsidiaries are or potentially are in material violation of or have or potentially have material liability under Environmental Laws.

(iv)    No Hazardous Substances are currently or have in the past been used, generated, treated, stored, transported, disposed of, or handled by the Company or its Subsidiaries at any of the Owned Real Property or Leased Real Property or, to the knowledge of the Company, any other real property formerly owned or leased by the Company or its Subsidiaries in material violation of Environmental Laws. Neither the Company nor any of its Subsidiaries has released any Hazardous Substance at, on, under or from any Leased Real Property or Owned Real Property, or, to the Company’s knowledge, at, on, under or from any other real property, in amounts that may reasonably result in material liability to the Company and its Subsidiaries. To the Company’s knowledge, there has been no release of any Hazardous Substance from any other real property that has migrated to and may materially adversely affect the Leased Real Property or Owned Real Property. None of the Leased Real Property or Owned Real Property is listed on, or to the Company’s knowledge proposed for listing on, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) National Priorities List or any comparable list in any jurisdiction.

(v)    To the Company’s knowledge, there are no underground storage tanks located on, at or under the Leased Real Property or Owned Real Property, and all underground storage tanks previously located on, at or under any such real property and not present thereat were removed in accordance with all Environmental Laws.

(b)    The Company has made available to Buyer copies of: (i) all environmental site assessment reports prepared since January 15, 2016 and relating to the Leased Real Property or Owned Real Property, and (ii) any other material documentation addressing the Company’s or any Subsidiary’s current compliance with or potential liability under Environmental Laws, in each case of (i) and (ii) that are in the possession or reasonable control of the Company or any of its Subsidiaries.

3.20    Affiliated Transactions. Except as set forth on Schedule 3.20, no officer, director, equityholder or Affiliate of the Company or any of its Subsidiaries or any Affiliate or immediate family member of any such Person (a) is a party to any Contract or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course, (ii) customary employment arrangements in the ordinary course of business and (iii) the Plans, (b) has any material interest or right in any material property or right, tangible or intangible, used by the Company or its Subsidiaries or (c) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is a Key Supplier or Key Customer.

3.21    Broker Fees. Except as set forth on Schedule 3.21, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary or any of their respective Affiliates and is entitled to a fee or commission in connection with the Transactions.

3.22    Key Suppliers; Key Customers.

(a)    Neither the Company nor its Subsidiaries have any material disputes concerning any products and/or services provided by any supplier or vendor who, in the eleven month period ended August 31, 2018, was one of the 10 largest suppliers of products and/or services to the Company and its Subsidiaries on a consolidated basis, based on amounts paid or payable (each, a “Key Supplier”), and, to the Company’s knowledge, no Key Supplier has any material dispute with the Company or its Subsidiaries. Schedule 3.22(a)(i) sets forth a correct and complete list of the Key Suppliers. Except as set forth on Schedule 3.22(a)(ii), neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral notice from any Key Supplier that such Person intends to cease conducting business with the Company or its Subsidiaries or terminate its existing relationship with the Company or its Subsidiaries, or otherwise materially decrease the rate of, or materially and adversely change the terms of any Contract (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the announcement or consummation of the Transactions or otherwise).

(b)    Neither the Company nor its Subsidiaries have any material disputes concerning any products and/or services provided to any customer who, in the eleven month period ended August 31, 2018, was one of the 10 largest customers of the Company’s and its Subsidiaries’ products and/or services on a consolidated basis, based on amounts paid or payable by such customers (each, a “Key Customer”), and, to the Company’s knowledge, no Key Customer has any material dispute with the Company or its Subsidiaries. Schedule 3.22(b)(i) sets forth a correct and complete list of the Key Customers. Except as set forth on Schedule 3.22(b)(ii), neither the Company nor its Subsidiaries have received written or, to the knowledge of the Company, oral notice from any Key Customer that such Person intends to cease conducting business with the Company or its Subsidiaries or to terminate its existing relationship with the Company or its Subsidiaries, or otherwise materially decrease the rate of, or materially and adversely change the terms of any Contract (whether related to payment, price or otherwise) with respect to, buying products from the Company or any of its Subsidiaries (whether as a result of the announcement or consummation of the Transactions or otherwise).

3.23    Patriot Act; International Trade.

(a)    Since January 15, 2016, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or, to the Company’s knowledge, agents acting on behalf of the Company or any of its Subsidiaries have violated any provision of any U.S. Foreign Corrupt Practices Act of 1977, the USA Patriot Act of 2001, the USA Patriot Improvement and Reauthorization Act of 2006, each as amended, or any similar Law in any other jurisdiction in which the Company or any of its Subsidiaries operate.

(b)    None of the Company or any of its Subsidiaries, nor, to the Company’s knowledge, any of the employees, agents, representatives or independent contractors of the Company or any of its Subsidiaries, has been (i) excluded from participation in any governmental program, (ii) suspended or declared ineligible to participate in or voluntarily excluded from any program by a Governmental Body, or (iii) subject to any disciplinary or similar Action or other form of monitoring or review by any Governmental Body, trade association professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of the Company, any of its Subsidiaries or any such individual. None of the Company or any of its Subsidiaries has received any notice of deficiency from any Governmental Body.

(c)    Since January 15, 2016, the Company and each of its Subsidiaries has conducted its export transactions in compliance in all material respects with applicable provisions of United States export control Laws, including the Export Administration Act, the International Traffic in Arms Regulations (the “ITAR”) and the Export Administration Regulations (the “EAR”). Without limiting the foregoing, (i) since January 15, 2016, the Company and each of its Subsidiaries has obtained all export licenses and other approvals required for its exports of its products, Software and technologies from the United States; (ii) the Company and each of its Subsidiaries is in compliance with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the Company’s knowledge, threatened claims or investigations against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims or investigations.

3.24    Title to and Condition of Assets.

(a)    The Company and each of its Subsidiaries has good and valid title to, a valid leasehold interest in or a valid license to use, all of its assets, free and clear of all Liens other than Permitted Liens.

(b)    The assets owned, leased or licensed by the Company and each of its Subsidiaries constitute all of the properties and assets necessary to operate its business in substantially the same manner as operated by the Company and its Subsidiaries as of the date hereof. Each material asset of the Company and its Subsidiaries that is tangible personal property and each Leased Real Property is free from material defects, patent and latent and is in operating condition, subject to normal wear and tear.

3.25    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (and in the certificate delivered pursuant to Section 8.02(e)), Buyer acknowledges that none of the Company, Seller or any other Person on behalf of the Company or Seller makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided, including pursuant to Section 6.02, to Buyer or its Affiliates or Advisors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth in the Disclosure Schedules, as follows, as of the date of this Agreement and as of the Closing:

4.01    Organization and Power. Seller is a limited partnership, and Seller is duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act or other applicable Laws of its state of formation or organization. By obtaining the approval of its general partner, Seller has full power and authority under its organizational documents to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party and to perform its obligations hereunder and thereunder.

4.02    Authorization; No Breach.

(a)    The execution, delivery and performance of this Agreement by Seller and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each other Transaction Document to which Seller is a party will be at the Closing, duly executed and delivered by Seller and, assuming this Agreement and each other Transaction Document to which Seller is a party is a valid and binding obligation of Buyer and/or the other parties thereto, constitutes, and at the Closing will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)    By obtaining the approval of its general partner, assuming receipt of the HSR Approval, and except as set forth on Schedule 4.02, the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not: (i) conflict with, violate or result in a breach of any provision of the organizational documents of Seller; (ii) conflict with or violate any Law applicable to Seller or by which any property, right or asset of Seller is subject or otherwise bound; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a loss of benefit under, give rise to a right of payment under, create in any party thereto the right to amend, modify, abandon, accelerate, terminate or cancel any provision of (in each case, whether with notice or lapse of time or both), require any consent under, or result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right or asset of Seller under, any material Contract or instrument to which Seller is bound, except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent the consummation of the Transactions.

4.03    Governmental Bodies; Consents. Except as set forth on Schedule 4.03, Seller is not required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body or any other Person in connection with the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, or (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent the consummation of the Transactions.

4.04    Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Body, except as would not reasonably be expected to prevent the consummation of the Transactions.

4.05    Title to Shares. Seller owns all of the Shares free and clear of any Liens, other than restrictions imposed under applicable securities Laws. After giving effect to the Transactions, Seller will not have any interest in any Shares.

4.06    Broker Fees. Except as set forth on Schedule 4.06, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, Seller or any of its Affiliates and is entitled to a fee or commission in connection with the Transactions for which the Company or any of its Subsidiaries would be liable.

4.07    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, Buyer acknowledges that none of Seller, the Company or any other Person on behalf of Seller or the Company makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided, including pursuant to Section 6.02, to Buyer or its Affiliates or Advisors.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company, as follows, as of the date of this Agreement and as of the Closing:

5.01    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Missouri, with full power and authority to enter into this Agreement and each other Transaction Document to which it is or will at the Closing be a party and perform all of its obligations hereunder and thereunder.

5.02    Authorization; No Breach.

(a)    The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement by Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is or will be a party have been or will be at the Closing, duly and validly executed and delivered by Buyer, and, assuming that this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Seller or the other parties thereto, this Agreement and each such Transaction Document constitutes, and at the Closing will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)    Assuming receipt of and subject to the HSR Approval, Buyer is not subject to or obligated under its certificate of incorporation or bylaws (or equivalent organizational documents), any applicable Law, or any material Contract or instrument, or any material license, franchise or permit, that will be breached or violated in any material respect by Buyer’s execution, delivery and performance of this Agreement or any of the other Transaction Documents to which it is or will be a party, or the consummation of the Transactions, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Transactions.

5.03    Governmental Bodies; Consents. Buyer is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, or (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

5.04    Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against or affecting Buyer, or any of its Affiliates at law or in equity, or before or by any Governmental Body, that would reasonably be expected to materially adversely affect Buyer’s performance under this Agreement or the consummation of the Transactions.

5.05    Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the Transactions.

5.06    Investment Representation; Investigation. Buyer is acquiring the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Buyer is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded adequate access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted an adequate due diligence investigation of the Company and its Subsidiaries.

5.07    Board Approval. The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held has approved this Agreement and the Transactions. No other corporate proceedings on the part of Buyer are necessary to authorize the Transactions.

5.08    Financial Capability. The Debt Financing contemplated by the Commitment Letter, together with other reasonably available financial resources of Buyer and its Subsidiaries, including cash on hand of Buyer and its Subsidiaries, will be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including to pay the aggregate consideration payable by Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date. Buyer has delivered to the Company true, complete and correct copies of (a) the Commitment Letter and (b) the related fee letter (the “Fee Letter”, and together with the Commitment Letter, the “Debt Letters”), dated as of the date hereof, among the Debt Financing Sources party thereto and Buyer (as redacted in a form removing only the fees, pricing caps, and economic terms (including flex terms), which redacted information does not adversely affect the amount (excluding the impact of original issue discount), availability or conditionality of the funding of the Debt Financing), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement. The Debt Letters have not been amended, restated or otherwise modified or waived as of the date of this Agreement, and the lending commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity, and, to the knowledge of Buyer, no such withdrawal or termination is contemplated. As of the date of this Agreement, there are no conditions precedent to the funding of all or a portion of the full amount of the Debt Financing to be provided pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Buyer under the Debt Letters or, to the knowledge of Buyer, any other party to the Debt Letters or otherwise result in all or a portion of the Debt Financing being unavailable. As of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding of the full amount of the Debt Financing in connection with the commitments provided in the Debt Letters other than as expressly set forth in or contemplated by the Debt Letters. Buyer has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Letters. At the Closing, Buyer shall have sufficient cash, marketable securities, available lines of credit or other sources of immediately available funds to pay all obligations of Buyer hereunder, including (i) the amounts payable pursuant to Section 1.03, including amounts owing in respect of Closing Indebtedness to be repaid in connection with the Closing and Transaction Expenses, and (ii) all of the out-of-pocket costs of Buyer arising in connection with the consummation of the Transactions, and there will be no restriction on the use of such cash for such purposes. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding Buyer’s, its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

5.09    Solvency. Assuming satisfaction of the closing conditions set forth in Section 8.02, and assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Company and its Subsidiaries), will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Assuming satisfaction of the closing conditions set forth in Section 8.02, and assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all respects, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Company and its Subsidiaries), will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Company and its Subsidiaries).

5.10    No Additional Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, Seller and the Company acknowledge that neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or with respect to any other information provided to the Company or its Affiliates or Advisors by Buyer.

ARTICLE VI

COVENANTS OF THE COMPANY AND SELLER

6.01    Conduct of the Company.

(a)    Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to ARTICLE IX (the “Interim Period”), Seller and the Company will, and will cause the Company’s Subsidiaries to, (i) conduct the Company’s and its Subsidiaries’ business in the ordinary course of business consistent with past practices, (ii) use reasonable best efforts to preserve substantially intact the Company’s and its Subsidiaries’ business organization, and (iii) use reasonable best efforts to preserve in all material respects the Company’s and its Subsidiaries’ present relationships with key employees, customers, suppliers and other Persons with which it has material business relations; provided that, notwithstanding the foregoing, with respect to clauses (i) and (ii) of this Section 6.01(a), (A) no action by Seller, the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) will be deemed a breach of this Section 6.01(a), unless such action would constitute a breach of one or more of such other provisions, and (B) Seller’s, the Company’s or its Subsidiaries’ failure to take any action prohibited by Section 6.01(b) will not be a breach of this Section 6.01(a).

(b)    During the Interim Period, except as (w) otherwise expressly contemplated or permitted by this Agreement, (x) set forth on Schedule 6.01(b), (y) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned) or (z) required by Law, the Company will not, and will not permit its Subsidiaries to:

(i)    amend or modify its certificate of incorporation or bylaws (or equivalent organizational or governance documents);

(ii)    issue, deliver or reissue, or sell, dispose, pledge, encumber or grant any of its shares of, or authorize the same in respect of, capital stock, any debt securities, any voting securities or any other equity interest or any options, warrants, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, stock-based performance units, calls or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;

(iii)    declare, set aside or pay any non-cash dividend or other distribution of assets (including in stock, property or otherwise) in respect of any shares of capital stock or other equity interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a direct or indirect wholly-owned Subsidiary of the Company;

(iv)    adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company or its Subsidiaries;

(v)    create, incur, assume or guarantee any Indebtedness for borrowed money, or make any material loans, advances or capital contributions or investments in any other Person, other than: (A) Indebtedness for borrowed money not in excess of $10,000,000 that is fully prepayable and terminable by the Company at or prior to Closing and for which a customary payoff letter is provided within four (4) Business Days prior to the Closing in the aggregate, (B) in the ordinary course of business pursuant to the Company’s existing credit facilities or (C) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly-owned Subsidiaries or solely among or between its direct or indirect wholly-owned Subsidiaries;

(vi)    subject any portion of the assets or properties of the Company or its Subsidiaries to any material Lien, except for Permitted Liens;

(vii)    hire or engage any employee with aggregate compensation payable in excess of $250,000 or terminate any such Person or any Specified Employee without cause;

(viii)    announce, implement or effect any reduction-in-force, lay-off or other program resulting in the termination of employees, in each case, that would trigger the WARN Act;

(ix)    other than in the ordinary course of business or as required by existing Contracts or Plans, (A) award or pay any material bonuses to any employee, consultant, officer, equityholder or director (or other equivalent Person) except to the extent accrued on the balance sheet of the Financial Statements, (B) enter into any employment, deferred compensation, bonus, retention, retirement, severance or similar Contract (nor amended any such Contract) with any employee, consultant, officer, equityholder or director (or other equivalent person) with annual compensation in excess of $150,000 per annum, (C) agree to, make or grant any material compensation increase to any former or current officer, employee (including new hires), consultant, equityholder or director (or other equivalent person) receiving (before or after such increase) compensation in excess of $150,000 per annum, except pursuant to Contracts listed on Schedule 3.11(a)(ii)(A), (D) increase or agree to increase, amend or terminate in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, including any plan, payment or arrangement made to, for or with such current or former equityholder, director (or other equivalent Person), officer, employee or consultant, as applicable, (E) make or grant any wage or salary increase to any employee, officer, consultant, director or equityholder (or other equivalent Person) or consultant, or make any other change in employment terms for any employee, officer or director or equityholder (or other equivalent Person) with respect to (A)-(E), in each case, involving any such Persons whose annual compensation exceeds $150,000, (F) amend or renegotiate any existing collective bargaining agreement or enter into any new collective bargaining agreement or multiemployer plan, or (G) grant any additional rights to severance or termination pay to any current or former officer or employee of the Company;

(x)    adopt a plan of complete or partial liquidation, dissolution, consolidation, merger, recapitalization or other reorganization;

(xi)    enter into a new Contract that would be required to be disclosed on Schedule 3.11 or Schedule 3.12(a) if it had been entered prior to the date of this Agreement or amend in a material manner, terminate, grant any material release or waive any material rights under any of the Contracts set forth on, or required to be set forth on, Schedule 3.11 or Schedule 3.12(a), other than in the ordinary course of business;

(xii)    enter into or perform any transaction or contract that would be required to be listed on Schedule 3.20, other than the termination of or any performance required by any transaction or contract listed on Schedule 3.20;

(xiii)    make any material change in its accounting principles, methods, policies or procedures, except as required by Law or GAAP, file any material Tax Return in a manner that is inconsistent with past practice, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes outside the ordinary course of business, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a material refund of Taxes, or make or change any material election relating to income Taxes, except as required by GAAP, the Code, or Law;

(xiv)    make any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise;

(xv)    sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any Subsidiary’s assets, rights, securities, properties, interests or businesses, except for (A) assets, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $1,000,000 in the aggregate, (B) sales of inventory and dispositions of obsolete assets in the ordinary course of business, and (C) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business;

(xvi)    settle or compromise any Actions brought by or against the Company or any of its Subsidiaries other than settlements or compromises where the amounts paid are less than $10,000,000 in the aggregate and which do not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries following the Closing (and so long as (A) such settlement or compromise includes a complete and unconditional release of the Company and its Subsidiaries, as applicable, related to the matters underlying such claim and (B) such payment is made prior to the Closing);

(xvii)    cancel, waive or release any material debts, rights or claims except (A) in the ordinary course of business; (B) for such items solely between the Company and one or more of its wholly-owned Subsidiaries or solely among or between its wholly-owned Subsidiaries; and (C) as required under this Agreement in connection with the consummation of the Transaction;

(xviii)    except in the ordinary course of business, make any capital expenditures in excess of $500,000 individually, or $750,000 in the aggregate that is not contemplated by the capital expenditure budget set forth on Schedule 6.01(b)(xviii);

(xix)    change its fiscal year; or

(xx)    agree or commit to any of the foregoing.

(c)    For the avoidance of doubt, nothing contained herein shall permit Buyer or any of its Affiliates to control the operation of the Company or any of its Subsidiaries prior to the Closing.

(d)    Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time and so long as no breach of the Existing Credit Facility would result therefrom, Seller shall be entitled to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of the Adjustment Calculation Time, and to use such cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiaries (including amounts owed under the Existing Credit Facility).

6.02    Access to Books and Records. During the Interim Period, the Company and Seller shall, and shall cause each of the Company’s Subsidiaries to, provide Buyer or its Affiliates and Advisors with reasonable access, during normal business hours and upon reasonable advanced notice, to the facilities, assets, properties, financial information, senior management level employees, books and records, contracts and documents of or regarding Seller, the Company and its Subsidiaries, in each case as reasonably requested from time to time; provided that (i) such access does not unreasonably interfere with the normal operations of Seller, the Company or any of its Subsidiaries, or involve any environmental sampling or testing or invasive or subsurface investigations, (ii) such access shall occur in such a manner as Seller and the Company reasonably determine to be appropriate to protect the confidentiality of the Transactions, and (iii) nothing herein shall require Seller or the Company to provide access to, or to disclose any information to, Buyer or any of its representatives if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws or the provisions of any Contract entered into prior to the date of this Agreement (and made available to Buyer) to which Seller, the Company or any of its Subsidiaries is a party. Neither Seller nor the Company makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.02, and Buyer may not rely on the accuracy of any such information, in each case, other than the representations and warranties of the Company expressly and specifically set forth in ARTICLE III regarding the Company and its Subsidiaries and the representations and warranties of Seller expressly and specifically set forth in ARTICLE IV regarding Seller, and the providing of any such information will not expand the claims or remedies available hereunder to Buyer or the Buyer Group in any manner. The information provided pursuant to this Section 6.02 will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter shall be of no further force or effect. Additionally, during the Interim Period, the Company shall deliver to Buyer all monthly financial statements of the Company and its Subsidiaries (as prepared in accordance with the Company’s normal accounting procedures) reasonably promptly after such financial statements are available.

6.03    Regulatory Filings. During the Interim Period, subject to Section 10.03, Seller and the Company will, and will cause the Company’s Subsidiaries to, (a) make or cause to be made all filings with and submissions to any Governmental Body required to be made by Seller, the Company or its Subsidiaries under any applicable Laws for the consummation of the Transactions (the “Company Regulatory Filings”), (b) reasonably cooperate with Buyer in providing such information as Buyer may reasonably request in connection with any Buyer Regulatory Filing, (c) (i) supply as soon as practicable any additional information and documentary material that may be requested by any Governmental Body in connection with the Company Regulatory Filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be reasonably necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances from any Governmental Body. The parties agree that this Section 6.03 (and not Section 6.06) sets forth the Company’s and Seller’s sole obligations with respect to regulatory filings, other than filings under the HSR Act, which are governed solely by Section 10.03.

6.04    Notification.

(a)    The Company or Seller will reasonably promptly notify Buyer of: (i) any written notice or other written communication from any Person to Seller, the Company or its Subsidiaries alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any written notice or other written communication from any Governmental Body to Seller, the Company or its Subsidiaries related to or in connection with the Transactions; (iii) any Actions commenced, or to the Company’s knowledge threatened in writing, against Seller, the Company or its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04; and (iv) any breach or inaccuracy of any representation or warranty set forth in ARTICLE III or ARTICLE IV at any time during the Interim Period that would reasonably be expected to cause the condition set forth in Section 8.02(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.04(a) will not limit any of the representations and warranties set forth in ARTICLE III or ARTICLE IV or the remedies available hereunder to Buyer.

(b)    No disclosure of the Company or Seller pursuant to this Section 6.04 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach or inaccuracy of a representation or warranty.

6.05    Exclusivity. During the Interim Period, the Company and Seller will not, and each of Seller and the Company will cause their respective Subsidiaries not to, and will not authorize or permit any of their directors, partners, officers, managers, employees, agents or

Advisors to, directly or indirectly, take any action to solicit, encourage, initiate, facilitate or engage in discussions or negotiations with, or provide any information to, or otherwise enter into any Contract or cooperate in any way with, any Person (other than Buyer and its Advisors acting in such capacity) concerning any merger or recapitalization involving the Company or its Subsidiaries, sale of the Shares or other equity interests of the Company or its Subsidiaries, any sale of all or substantially all of the assets of the Company or its Subsidiaries or similar transaction involving the Company or its Subsidiaries (other than inventory and equipment sold in the ordinary course of business) (an “Acquisition Transaction”). The Company and Seller will, and will cause the Company’s Subsidiaries and their respective officers, directors, and Advisors to, immediately to the extent they have not done so already, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Transaction, including any access to any online or other datasites. Seller shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Buyer if Seller, the Company or its Subsidiaries receives any proposal or offer regarding an Acquisition Transaction (which notice shall include the material terms of the proposed Acquisition Transaction).

6.06    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 6.03, this Section 6.06, Section 10.03 and Section 10.04), the Company and Seller will, and will cause the Company’s Subsidiaries and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (a) make any required notices and seek to obtain all necessary waivers, consents and approvals from third parties to the extent any such waiver, consent or approval was required to be listed on Schedule 3.02(b) (it being understood and agreed that notwithstanding such efforts third parties may refuse to provide such waivers, consents and approvals), (b) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, and (c) not take any action intended to, or that would reasonably be expected to, prevent the Closing. Without limiting the foregoing, during the Interim Period, the Company and Seller shall, and shall cause the Company’s Subsidiaries to, use reasonable best efforts not to take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Seller or the Company of the Transactions. For purposes of this Section 6.06 and Section 6.01(a), the “reasonable best efforts” of the Company and Seller will not require the Company, Seller or any of their Subsidiaries, Affiliates or Advisors to (i) expend any material amount of money to remedy any breach of any representation or warranty hereunder, (ii) commence any litigation or arbitration proceeding, (iii) waive or surrender any material right or modify any material Contract (including any Contracts set forth on Schedule 3.11), (iv) offer or grant any accommodation or concession (financial or otherwise) to any third party, (v) make any payment to third parties (other than de minimis amounts), (vi) waive or forego any right, remedy or condition hereunder, or (vii) provide financing to Buyer for the consummation of the Transactions; provided that the Company and Seller will be permitted to grant accommodations or concessions regarding any of the foregoing in their sole discretion so long as such accommodations or concessions involving a monetary payment are included as Transaction Expenses in the Estimated Closing Statement to the extent such amounts are not paid before the Closing, unless otherwise agreed in writing by Buyer.

6.07    280G Cooperation. The Company and Seller will, prior to the Closing Date, use commercially reasonable efforts to seek to obtain the shareholder approval in accordance with Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto such that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) arising in whole or in part as a result of or in connection with the Transactions should not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such shareholder approval, the Company and Seller will request waivers from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the shareholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code and in a form reasonably acceptable to Buyer, such payments or benefits shall not be made; provided that in no event will this Section 6.07 be construed to require the Company or Seller to compel any Person to waive any existing rights under any Contract that such Person has with Seller, the Company or any Subsidiary thereof and in no event will the Company or Seller be deemed in breach of this Section 6.07 if any such Person refuses to waive any such rights. In connection with the foregoing, Buyer shall reasonably cooperate with Seller and the Company in a timely manner to provide any information in its possession regarding any payments or benefits described in this Section 6.07 but in any event no later than seven (7) Business Days prior to the Closing Date, and the Company shall provide copies of all documents prepared by the Company in connection with this Section 6.07 to Buyer, for its review and reasonable comment, at least three (3) Business Days in advance of distribution to the stockholders with respect to the shareholder approval contemplated hereby.

6.08    Repayment of Indebtedness. At least four (4) Business Days prior to the Closing Date, the Company or Seller shall deliver to Buyer a draft copy of a customary payoff letter (subject to delivery of funds as arranged by Buyer) from each lender of Indebtedness set forth on Schedule 6.08 that lists all obligations of the Company or its Subsidiaries, as applicable, to such lender as of the Closing Date under the applicable indebtedness documents, in which such lender (a) agrees that payment of such amounts will satisfy all outstanding obligations of the Company or its Subsidiaries, as applicable, (b) agrees that all Liens on the properties or assets of the Company or its Subsidiaries with respect to such Indebtedness will automatically be released upon the satisfaction of the conditions in such letter and authorizes the Company or its designee to prepare and file the applicable documents and take any other actions reasonably necessary to evidence such releases, and (c) provides payment instructions, including, if applicable, wire transfer instructions for such lender. On the Closing Date, the Company or Seller shall deliver to Buyer an executed copy of each such payoff letter. The Company and Seller shall, and shall cause the Company’s Subsidiaries to, use reasonable best efforts to take actions necessary to facilitate the termination of commitments in connection with Indebtedness set forth on Schedule 6.08, subject to the occurrence of the Closing, the repayment in full of all such Indebtedness then outstanding (using funds arranged by Buyer) and the release of any Liens and termination of all guarantees supporting such Indebtedness substantially contemporaneously with the Closing Date.

6.09    Affiliate Transactions. The Company shall ensure that all contracts set forth on Schedule 6.09 shall be terminated at or prior to the Closing without any further obligations or Liabilities whatsoever to the Company or its Subsidiaries.

6.10    Financing Cooperation.

(a)    Prior to the Closing, the Company and Seller will, and will cause the Company’s Subsidiaries and Advisors to, use their reasonable best efforts to, cooperate with Buyer and its Advisors in connection with the marketing, arrangement and/or syndication of the Debt Financing, including using reasonable best efforts to:

(i)    facilitate the execution and delivery of customary definitive financing documentation, including pledge, collateral and security documents, effective following the Closing, on the terms and conditions contemplated by the Debt Letters and/or the other definitive documentation with respect to the applicable Debt Financing;

(ii)    deliver to Buyer: (A) the financial statements described in Section 2.02(l), and (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date (other than any fourth fiscal quarter of the Company), together with financial statements for the comparative quarter in the prior fiscal year, on a consolidated basis in accordance with GAAP, which quarterly financial statements, in each case, shall have been reviewed by the Company’s independent accountants pursuant to the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial statements (the financial statements described in clauses (A) and (B), the “Required Financing Information”);

(iii)    provide to Buyer reasonably available information relating to, and otherwise reasonably assist Buyer in preparing, customary pro forma financial statements meeting the requirements applicable to the pro forma financial statements of the Buyer to be filed by the Buyer with the SEC on Form 8-K in connection with the Transactions; provided that, nothing in this Section 6.10 shall require Seller or the Company, or their respective Subsidiaries or Advisors, to prepare financial statements complying with FASB Accounting Standards Codification Topic 606 (Revenue from Contracts with Customers);

(iv)    (A) update any Required Financing Information provided to Buyer as necessary so that the Required Financing Information for the most recent period provided would not be deemed stale under customary practices for registered public offerings of debt securities and are in a form sufficient to permit the Company’s independent accountants to issue customary comfort letters in connection with the applicable Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities of the Buyer on any day prior to the Closing Date and (B) as promptly as practicable, inform Buyer if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company’s board of directors shall have actual knowledge of any facts as a result of which a restatement of any Required Financing Information to comply with GAAP is probable or under active consideration, or if the Required Financial Information would otherwise fail to be in a form (i) sufficient to permit the Company’s independent accountants to issue the comfort letters described in clause (A) or (ii) meeting the requirements applicable to acquired company financial statements to be filed by Buyer with the SEC on Form 8-K in connection with the Transactions;

(v)    request that the Company’s independent accountants provide, and use reasonable best efforts to cause them to provide, customary comfort letters (including customary “negative assurance” comfort) and consents for use of their reports, on customary terms and consistent with their customary practice in connection with the applicable Debt Financing;

(vi)    make appropriate officers available to participate in a reasonable number of sessions with rating agencies (to the extent necessary), information meetings and road shows, in each case, to the extent customarily required for financings of the type contemplated by the Debt Financing and upon reasonable advance notice and at mutually agreeable dates and times;

(vii)    reasonably assist Buyer and its Advisors with the preparation of customary materials for a bank information memorandum, prospectus, offering memorandum, investor presentation, lender presentation and/or similar offering documents and customary rating agency presentations for the Debt Financing;

(viii)    furnish at least four (4) Business Days prior to the Closing Date all customary information regarding the Company and each of its Subsidiaries that is requested in writing and required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing by Debt Financing Sources at least ten (10) Business Days prior to the Closing Date;

(ix)    cooperate reasonably with any customary due diligence investigation of the Company and its Subsidiaries in connection with the Debt Financing, including participation in due diligence sessions (and including requesting that the Company’s independent accountants participate in accounting due diligence sessions) upon reasonable advance notice and at mutually agreeable times; and

(x)    take all customary corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer and necessary to permit the consummation of the Debt Financing.

(b)    Notwithstanding anything to the contrary contained in this Section 6.10, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing, that would not be reimbursed by Buyer, (iv) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract or agreement, (vii) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (viii) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing, (ix) require the Company, its Subsidiaries or any Persons who are directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing, (x) require the Company or any of its Subsidiaries to enter into any instrument or agreement with respect to the Debt Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur, (xi) require the Company or any of its Subsidiaries to prepare any projections or pro forma financial statements (provided, that actions to assist with the preparation of pro forma financial statements may be required to the extent provided in Section 6.10(a)(iii)), or (xii) deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing.

(c)    Buyer shall indemnify and hold harmless Seller, the Company and each of its Subsidiaries and their respective pre-Closing directors, officers, employees and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties of any kind imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly, relating to, arising out of or resulting from the arrangement of the Debt Financing, any cooperation pursuant to this Section 6.10 and/or the provision of information utilized in connection therewith, except to the extent any of the foregoing arise out of the willful breach or Fraud of the Company or any of its Subsidiaries, whether or not the Transactions are consummated or this Agreement is terminated. Buyer shall, promptly upon written demand by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company or its Subsidiaries in connection with this Section 6.10, whether or not the Transactions are consummated or this Agreement is terminated.

(d)    The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks, service marks and logos in connection with the marketing, syndication and underwriting of the Debt Financing or consummation of an offering of equity or equity-linked securities in replacement of all or any portion of the Debt Financing; provided, that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e)    Buyer expressly acknowledges and agrees that (i) obtaining the Debt Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Debt Financing, or any other financing. In the event the Debt Financing has not been obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII or the termination of this Agreement in accordance with ARTICLE IX, to consummate the Transactions.

ARTICLE VII

COVENANTS OF BUYER

7.01    Access to Books and Records. From and after the Closing until the seventh anniversary of the Closing Date, Buyer will, and will cause the Company and its Subsidiaries to, provide Seller (and its Advisors reasonably requiring such access in light of the purposes therefor), at Seller’s sole expense, with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records (for the purpose of examining and copying), executive officers, accounting and tax employees and advisors and accountants of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date (a) in connection with the institution or defense of any pending or threatened Action involving or relating to the Transactions or the Company or its Subsidiaries, by or against the requesting party (other than one by or against the non-requesting party); or (b) for the purpose of preparing any financial statement or Tax Return or preparing for or defending any tax related Action of the requesting party by any Governmental Body or for any other reasonably necessary business purpose (collectively, the “Retained Documents”). Notwithstanding the foregoing, no such access shall be permitted to the extent it would (i) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Company or their respective Subsidiaries or (ii) contravene any Law, contract or other obligation of confidentiality.

7.02    Regulatory Filings. Subject to Section 10.03, Buyer will, and will cause its Affiliates and Advisors to, (a) make or cause to be made all filings with and submissions to any Governmental Body required to be made by Buyer under any applicable Laws for the consummation of the Transactions (the “Buyer Regulatory Filings”), (b) reasonably cooperate with the Company in providing such information and assistance as the Company may reasonably request in connection with any of the Company Regulatory Filings, and (c) (i) supply as soon as practicable any additional information and documentary material that may be requested by any Governmental Body in connection with the Buyer Regulatory Filings or the Company Regulatory Filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be reasonably necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances from any Governmental Body. Notwithstanding anything to the contrary herein, Buyer will not make or cause to be made any filing or submission to any Governmental Body prior to the Closing without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), other than, subject to Section 10.03, any filing or submission required by the HSR Act or any filings made in accordance with by Section 11.04. The parties agree that this Section 7.02 (and not Section 7.04) sets forth Buyer’s sole obligations with respect to regulatory filings, other than filings under the HSR Act, which are governed solely by Section 10.03.

7.03    Notification. Buyer will reasonably promptly notify the Company of: (a) any written notice or other written communication from any Person to Buyer alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any written notice or other written communication from any Governmental Body to Buyer related to or in connection with the Transactions; (c) any Actions commenced or, to Buyer’s knowledge, threatened in writing against Buyer or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.04; and (d)

any breach or inaccuracy of any representation or warranty set forth in ARTICLE V at any time during the Interim Period that would reasonably be expected to cause the condition set forth in Section 8.03(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.03 will not limit any of the representations and warranties set forth in ARTICLE V or the remedies available hereunder to the Company or Seller.

7.04    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 7.02, this Section 7.04, Section 10.03 and Section 10.04), Buyer will, and will cause its Affiliates and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (x) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and (y) not take any action intended to, or that would reasonably be expected to, prevent the Closing. Without limiting the foregoing, during the Interim Period, Buyer shall not, and shall cause its Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Buyer of the Transactions.

7.05    Director and Officer Liability and Indemnification.

(a)    Without limiting any additional rights that any Person may have under any other agreement, from the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company and its Subsidiaries to indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, manager or managing member of the Company or any of its Subsidiaries (each, an “Indemnified Person”) to the maximum extent permitted under applicable Law, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, manager or managing member of the Company or any of its Subsidiaries (but in no event more than as set forth in the organizational or other governing documents of the Company or any such Subsidiary, as applicable). In the event of any such Action, each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any Action from the Company and its Subsidiaries within ten (10) Business Days of receipt by the Company from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or other applicable Law and by the certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents) of the Company or any Subsidiary thereof.

(b)    For a period of at least six (6) years from the Closing Date, the Company will not, and Buyer will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement or operating agreement (or equivalent organizational documents), or in any Contract, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing in any manner adverse to any Indemnified Person, and Buyer and the Company will cause all such provisions to be observed by the Company and its Subsidiaries, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses from the Company or the applicable Subsidiary to the fullest extent permitted under applicable Law.

(c)    At the Closing, the Company will (at Buyer’s and Seller’s expense as provided in Section 11.05) obtain, maintain and fully pay for irrevocable “tail” insurance policies with respect to directors’ and officers’ liability and employment practices liability insurance with a reporting period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing directors’ and officers’ liability and employment practices liability policies with respect to matters existing or occurring at or before the Closing Date, and covering at least those of the Indemnified Persons that are covered under such existing policies; provided that, in the event that any claim is brought under any such policy before the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. Buyer and the Company will not, and will cause their Subsidiaries to not, cancel or change such insurance policies in any respect.

(d)    The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Person may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. Buyer hereby acknowledges that the Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer and the Company hereby agree that, with respect to any advancement or indemnification obligation owed at any time to an Indemnified Person by the Company or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 7.05 (any of the foregoing, an “Indemnification Obligation”), the Company and its Subsidiaries shall be (i) the indemnitors of first resort (i.e., the Company’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary) and (ii) required to advance, and liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, the Company and Buyer (on behalf of the Company and its Subsidiaries) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Company or its Subsidiaries must perform its expense advancement, reimbursement and indemnification obligations under this Agreement. The Company and Buyer (on behalf of the Company and its Subsidiaries) hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Company or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against the Company or its Subsidiaries, the Company and its Subsidiaries shall indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by the Company or its Subsidiaries under any Indemnification Obligation.

(e)    In the event that the Company or any of their Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 7.05 as a condition of succession of assignment.

(f)    This Section 7.05 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Company under this Section 7.05 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.05 applies without the consent of such affected Person.

(g)    Buyer and the Company, on behalf of themselves and their Subsidiaries, knowingly, willingly, irrevocably and expressly acknowledge and agree, that the agreements contained in this Section 7.05 and the indemnification contemplated by this Section 7.05 require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for the maximum duration permitted under applicable Law (or if earlier, when no obligations under this Section 7.05 remain) and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01.

7.06    Contact with Business Relations. Without limiting the provisions of Section 6.02, Buyer acknowledges that it is not authorized to, and agrees that it will not, and it will not permit any member of the Buyer Group to, contact any officer, director, employee, customer, supplier, vendor, distributor, referral source, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company or its Subsidiaries before the Closing with respect to the Company, its Subsidiaries, their businesses and the Transactions, in each case, without receiving the prior written consent of the Company; provided, however, that Buyer or any member of the Buyer Group may contact the Persons listed on Schedule 7.06 before the Closing without the prior written consent of the Company.

7.07    Tax Matters.

(a)    Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization or similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transactions, whether imposed on Buyer, Seller, the Company or its Subsidiaries resulting from the Transactions (collectively, “Transfer Taxes”) will be paid by Buyer and Buyer will indemnify and hold Seller harmless against all such Transfer Taxes. Buyer will prepare any Tax Returns with respect to such Taxes, and Seller will cooperate with Buyer in the preparation and filing of such Tax Returns.

(b)    Cooperation on Tax Matters. Buyer, the Company and Seller will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 7.07(b).

(c)    Straddle Periods. Whenever it is necessary to determine the liability for Taxes of the Company or its Subsidiaries for a Straddle Period, the determination of the Taxes of the Company or its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined in the following manner: (i) in the case of any Taxes other than property or similar ad valorem Taxes, by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or its Subsidiaries for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing; provided, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis; and (ii) in the case of Taxes not described in clause (i) above, such Taxes will be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is either the number of calendar days in the Straddle Period ending on and including the Closing Date or the number of calendar days in the Straddle Period beginning the day after the Closing Date, as the case may be, and the denominator of which is the number of calendar days in the entire relevant period.

7.08    Financing Matters. Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange, obtain and consummate the Debt Financing no later than the date the Closing is required to be effected in accordance with this Agreement, including using reasonable best efforts to (a) maintain in effect the commitments for the Debt Financing contemplated by the Debt Letters in accordance with their terms, (b) satisfy (or, if deemed advisable by Buyer, to obtain the waiver of) on a timely basis all conditions to obtaining the applicable Debt Financing, (c) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions described in the Debt Letters (and any flex provisions in the Fee Letter) or on terms and conditions not less favorable to Buyer with respect to conditionality at or prior to the Closing Date than the terms and conditions contained in the Debt Letters so long as such terms shall not reduce the aggregate amount of the Debt Financing below the amount required (together with other reasonably available financial resources of Buyer and its Subsidiaries, including cash on hand of Buyer and its Subsidiaries) to pay the aggregate consideration and other amounts payable by Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date, (d) enforce its rights under the Debt Letters, and (e) in the event that all conditions to the Debt Financing have been satisfied or waived (and that the funding of such Debt Financing is necessary to pay the aggregate consideration payable by Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date), cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing, if and to the extent necessary for the foregoing purposes. Without limiting the generality of the foregoing, prior to the Closing, Buyer shall give Seller reasonably prompt notice (and in any event, within three (3) Business Days) (i) of any material breach or default related to the Debt Financing of which Buyer becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person party to the Debt Letters (or any Affiliate of such Person) with respect to (1) any actual or potential breach, default, termination, or repudiation by any party to the Debt Letters with respect to the obligation to fund the Debt Financing or (2) any material dispute or disagreement between or among parties to any of the Debt Letters with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Letters), (iii) of the expiration or termination for any reason of the Debt Letters or any definitive documentation with respect to the Debt Financing entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the Debt Letters or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid), and (iv) if at any time for any reason Buyer believes in good faith that all or any portion of the Debt Financing is unavailable on the terms and conditions contemplated by any of the Debt Letters. In connection with any notice thereof, Buyer shall promptly provide information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii), (iii), or (iv) of the immediately preceding sentence (other than information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality). Prior to the Closing, without the prior written consent of Seller, Buyer shall not agree to, or permit, any amendment, modification, supplement, termination, replacement or waiver under, the Debt Letters or definitive documentation relating to the Debt Financing; provided that Buyer shall have the right from time to time to amend, supplement, modify, terminate, waive, replace or extend the Debt Letters or definitive documentation with respect to the Debt Financing so long as such amendment, modification, supplement, termination, waiver, extension or replacement would not reasonably be expected to (A) reduce the amounts available to be funded under the Debt Financing on the Closing Date below the amount required (together with other reasonably available financial resources of Buyer and its Subsidiaries, including cash on hand of Buyer and its Subsidiaries) to pay the aggregate consideration and other amounts payable by Buyer on the Closing Date, to refinance any indebtedness required to be refinanced in connection with the Transactions and to pay all Transaction Expenses to be borne by Buyer in connection with this Agreement on the Closing Date, or (B) expand on, or impose new or additional conditions precedent or terms, or amend or modify any conditions precedent or terms in each case which would reasonably be expected to (i) prevent, delay, or impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date, or (ii) materially adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Letters; provided that, for the avoidance of doubt, no consent from Seller shall be required for: (1) any amendment, replacement, supplement or modification of the Debt Letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement (including in replacement of a lender), if the addition of such additional parties, individually or in the aggregate, would not prevent, materially delay, or materially impair the availability of the Debt Financing when required to be funded or the satisfaction of the conditions to obtaining the Debt Financing, in each case on the Closing Date, or (2) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof. After any amendment, supplement, modification, replacement or waiver of the Debt Letters or the definitive documentation (prior to the Closing) with respect to the Debt Financing in accordance with this Section 7.08, Buyer shall promptly deliver to Seller true and complete copy thereof (and in the case of the Fee Letter, redacted in a manner consistent with Section 5.08). For purposes of this Agreement, the terms “Commitment Letter” and “Fee Letter” shall include and mean such documents as amended, supplemented, modified, waived, replaced or extended in compliance with this Section 7.08 and references to “Debt Financing” shall include and mean the financing contemplated by the Commitment Letter as so amended, supplemented, modified, waived, replaced or extended, as applicable (including the debt financing contemplated therein to replace the commitments provided by the Commitment Letter as so amended, supplemented, modified, waived, replaced or extended, as applicable, to the extent such alternative or replacement financing satisfies the terms and conditions in this Section 7.08).

ARTICLE VIII

CONDITIONS TO CLOSING

8.01    Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Seller to consummate the Transactions are subject to the satisfaction of the following conditions at the Closing:

(a)    The applicable waiting period under the HSR Act has expired or been terminated (the “HSR Approval”);

(b)    No court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Transactions;

(c)    No Action has been commenced or threatened in writing by the DOJ or the FTC with respect to the Transactions; and

(d)    This Agreement has not been terminated in accordance with Section 9.01.

8.02    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at the Closing:

(a)     (i) the representations and warranties set forth in ARTICLE III and ARTICLE IV (other than the Fundamental Representations set forth in ARTICLE III and ARTICLE IV and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07) are true and correct as of the date of this Agreement and as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except in each case under this clause (i), where the fact, event, change, effect, occurrence or development giving rise to the failure of any such representation or warranty to be true and correct has not had, and would not have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations set forth in ARTICLE III and ARTICLE IV are true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and (iii) the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 are true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date;

(b)    the Company and Seller have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement there shall not have occurred a Material Adverse Effect;

(d)    each of Seller and the Company have delivered to Buyer all deliveries required to be made by Seller or the Company pursuant to Section 2.02; and

(e)    the Company has delivered to Buyer a certificate of an executive officer of the Company, in the form of Exhibit C and dated as of the Closing Date, stating that the conditions set forth in Section 8.02(a), Section 8.02(b), and Section 8.02(c) have been satisfied.

8.03    Conditions to the Company’s and Seller’s Obligations. The obligations of the Company and Seller to consummate the Transactions are subject to the satisfaction (or waiver in writing by the Company and Seller) of the following conditions at the Closing:

(a)    (i) the representations and warranties set forth in ARTICLE V (other than the Fundamental Representations set forth in ARTICLE V) are true and correct as the date of this Agreement and as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except in each case under this clause (i), where the fact, event, change, effect, occurrence or development giving rise to the failure of any such representation or warranty to be true and correct, has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions); and (ii) the Fundamental Representations set forth in ARTICLE V are true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(b)    Buyer has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    Buyer has delivered to Seller all deliveries required to be made by Buyer pursuant to Section 2.02; and

(d)    Buyer has delivered to the Company and Seller a certificate of an executive officer of Buyer, in the form of Exhibit D and dated as of the Closing Date, stating that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

8.04    Waiver of Conditions. Upon consummation of the Closing, any condition set forth in this ARTICLE VIII which was not satisfied as of the Closing will be deemed to have been waived for all purposes by the party having the benefit of such condition as of and after the Closing.

ARTICLE IX

TERMINATION

9.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a)    by mutual written consent of Buyer, on the one hand, and the Company or Seller, on the other hand;

(b)    by Buyer, on the one hand, or by the Company or Seller, on the other hand, if the Closing has not occurred on or before April 30, 2019 (the “End Date”); provided that (i) no termination may be made under this Section 9.01(b) if the failure of any of the conditions to the parties’ obligations to consummate the Transactions by the End Date was primarily caused by or a primary result of the breach or failure to perform of any representation, warranty, covenant or agreement by the party seeking to terminate this Agreement pursuant to this Section 9.01(b) and (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in ARTICLE VIII (other than those conditions that by their nature only can be satisfied by actions taken at the Closing) occurs two (2) Business Days or less before the End Date, then none of Buyer, Seller or the Company will be permitted to terminate this Agreement pursuant to this Section 9.01(b) until the third Business Day after the End Date;

(c)    by Buyer, upon a breach or failure to perform of any covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller is or has become untrue, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied; provided, however, that, (i) if such breach is curable by the Company or Seller, then Buyer may not terminate this Agreement under this Section 9.01(c) unless such breach or failure to perform has not been cured by the date which is the earlier of (A) two Business Days prior to the End Date and (B) thirty (30) days after Buyer notifies the Company and Seller of such breach or failure to perform and (ii) the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to Buyer at any time that Buyer is then in breach of or has failed to perform any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied;

(d)    by the Company or Seller, upon a breach or failure to perform of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer is or has become untrue, in each case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, (i) if such breach is curable by Buyer, then the Company and Seller may not terminate this Agreement under this Section 9.01(d) unless such breach or failure to perform has not been cured by the date which is the earlier of (A) two Business Days prior to the End Date and (B) thirty (30) days after the Company or Seller notifies Buyer of such breach or failure to perform and (ii) the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to the Company or Seller at any time that the Company or Seller is then in breach of or has failed to perform any covenant, agreement or representation and warranty hereunder, in each case, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied; or

(e)    by Buyer, on the one hand, or the Company or Seller, on the other hand, if there shall be in effect a final, non-appealable Order of a court of competent jurisdiction in effect permanently prohibiting consummation of the Transactions; provided that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose breach of or failure to perform any of its representations, warranties, covenants or agreements under this Agreement has been the cause of or resulted in the Order.

The party desiring to terminate this Agreement pursuant to this Section 9.01 shall give written notice of such termination to the other party.

9.02    Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement will become void and have no further legal effect without any liability or obligation on the part of any party, (i) other than, subject to Section 9.03, liabilities and obligations under the Confidentiality Agreement, (ii) except that the provisions of this Section 9.02, Section 9.03 and ARTICLE XI will survive any termination of this Agreement and (iii) except that no such termination will relieve any party from any liabilities, losses, damages, obligations, costs or expenses (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) relating to such party’s willful breach of this Agreement.

9.03    Certain Other Effects of Termination. In the event of the termination of this Agreement by Seller, the Company or Buyer as provided in Section 9.01, the Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional two (2) year period from the date of such termination).

ARTICLE X

ADDITIONAL AGREEMENTS AND COVENANTS

10.01    Further Assurances. From time to time, as and when requested by any party and at such party’s reasonable expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

10.02    Employee and Employee Benefits.

(a)    Compensation and Benefits. Effective as of the Closing and continuing for one (1) year thereafter, Buyer will, or will cause its Affiliates, the Company and its Subsidiaries to, provide to all employees of the Company and its Subsidiaries as of immediately following the Closing (the “Retained Employees”) compensation (other than equity compensation) and benefit plans, programs, arrangements, agreements and policies that, in the aggregate, are substantially similar to those provided to the Retained Employees immediately before the Closing. Buyer’s obligation to hire the Retained Employees is subject to Buyer’s right to deny employment to any Retained Employee based on the results of Buyer’s customary hiring practices. Nothing in this Section 10.02(a) will obligate Buyer or the Company or any of its Subsidiaries to continue (and will not prevent Buyer or the Company or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee. Buyer will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treas. Reg. Sec. 54.4980B-9.

(b)     Employee Service Credit. Buyer (i) will give, or cause the Company to give, each Retained Employee credit under any benefit or compensation plan, program, agreement, arrangement or policy of Buyer or any of its Affiliates (including retirement, vacation, sick leave and severance policies), for purposes of eligibility, vesting and entitlement to such amount of vacation, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date to the same extent such service was recognized under a similar Plan, except in each case, to the extent such treatment would result in duplicative benefits, (ii) will use reasonable best efforts to allow such Retained Employees to participate in each plan providing welfare benefits without regard to pre-existing condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Plans that provide welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, Buyer will use reasonable best efforts to cause each Retained Employee to be credited with any deductibles and out-of-pocket expenses paid by such Retained Employee under the corresponding Plan during such plan year for purposes of determining deductibles and out-of-pocket limits under any replacement plans.

(c)    Vacation Pay and Personal Holidays. Buyer will cause the Company to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Closing Date, including any earned vacation or personal holiday pay to be used in future years, and will assume all liability for the payment of such amounts.

(d)    No Third Party Beneficiaries. The provisions contained in this Section 10.02 are for the sole benefit of the parties to this Agreement and nothing set forth in this Section 10.02 will (i) confer any rights or remedies, including any third party beneficiary rights, upon any employee or former employee of the Company, any Retained Employee or upon any other Person other than the parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Plan or any other benefit plan, program, agreement or arrangement or (iii) alter or limit Buyer’s or the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time.

10.03    Antitrust Notification.

(a)    The Company and Buyer will, as promptly as practicable and no later than ten (10) Business Days following the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), any notification form required pursuant to the HSR Act for the Transactions, which form will specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and Buyer will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will provide any supplemental information requested by any Governmental Body as promptly as reasonably practicable. Seller, the Company and Buyer will use all reasonable best efforts to comply as promptly as reasonably practicable with any requests made for any additional information in connection with such filings. Subject to Section 11.05, Buyer will be responsible for the filing fees payable in connection with the filings that are necessary under the HSR Act.

(b)    Seller, the Company and Buyer will use their reasonable best efforts to promptly obtain any HSR Approval for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Reasonable best efforts, for purposes of this Section 10.03, shall not require Buyer to agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Buyer’s ability to own or operate any assets or properties of Buyer (including for the avoidance of doubt, any equity or other interests in the Company) or any assets or properties of the Company or any of its Subsidiaries if such action would require the divestiture, lease, license, transfer, disposition, encumbrance or impairment, or holding separate (or any other remedy), or otherwise materially changing the operations, of or with respect to any assets of Buyer, the Company or any of their Subsidiaries representing, in the aggregate, more than $20,000,000 of annual revenue (including both trade and intracompany sales) generated between October 1, 2017 and September 30, 2018 or representing any material Intellectual Property of Buyer, the Company or any of their respective Subsidiaries.

(c)    The parties commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. None of Seller, the Company or Buyer will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of Seller, Buyer or the Company, will be limited to outside antitrust counsel only). Buyer, the Company, and Seller will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

(d)    Except as specifically required by this Agreement, Buyer will not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the parties to consummate the Transactions. Without limiting the generality of the foregoing, Buyer will not, and will not permit any member of the Buyer Group or their respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive Contract relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

10.04    Certain Consents. Buyer knowingly, willingly, irrevocably, and expressly acknowledges and agrees that certain consents to the Transactions may be required from Governmental Bodies or parties to contracts or other agreements to which the Company or one of its Subsidiaries is a party (including the agreements set forth on Schedule 3.11) and that such consents have not been obtained as of the date of this Agreement and may not be obtained. Buyer knowingly, willingly, irrevocably, and expressly acknowledges and agrees that, notwithstanding anything else in this Agreement, subject to the Company’s and Seller’s compliance with Sections 6.03, 6.06 and 10.03 in all material respects, neither the Company nor any of the Seller Parties will have any liability whatsoever to Buyer, including, for the avoidance of doubt, through any reduction in, or deduction from, the Purchase Price (whether through any increase in Closing Indebtedness or Transaction Expenses or any decrease in Closing Net Working Capital or otherwise), and Buyer will not be entitled to assert any claims, in each case, arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions (other than pursuant to the HSR Act) or because of the default, acceleration or termination of or loss of any right under any Contract requiring such consent as a result of the Closing and the failure to obtain any such consent. Further, Buyer knowingly, willingly, irrevocably, and expressly acknowledges and agrees that, notwithstanding anything else in this Agreement, subject to the Company’s and Seller’s compliance with Sections 6.03, 6.06 and 10.03 in all material respects, no condition of Buyer will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any default, acceleration or termination or loss of any right or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of any right.

ARTICLE XI

MISCELLANEOUS

11.01    Survival; Certain Waivers.

(a)    Except as set forth in Section 11.01(c), each of the representations and warranties and the covenants and agreements (to the extent such covenants or agreements contemplate or require performance by such party prior to the Closing) of the parties set forth in, and each party’s right to recover based on, this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive the Closing in accordance with its terms, and if no term is specified, then for the maximum duration permitted under applicable Law, and nothing in this Section 11.01(a) will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (with it being understood that Buyer will also be liable for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing), and nothing herein will limit or affect Buyer’s or any of its Affiliates’ liability for the failure to pay the Purchase Price (in whole or in part) or any other amounts payable by them (in whole or in part) as and when required by this Agreement.

(b)    From and after the Closing, except as set forth in Section 11.01(c), to the fullest extent permitted under applicable Law, the Company and Buyer knowingly, willingly, irrevocably and expressly waive, on their own behalf and on behalf of the Buyer Group, any and all rights, claims and causes of action any of them may have against any Seller Party (excluding any Person who is or was an officer or employee of the Company or any of its Subsidiaries, but only in such Person’s capacity as such) relating to the Company or its Subsidiaries or arising out of any breach or inaccuracy of any representation or warranty or breach of, or failure to perform, any covenant or agreement that contemplates or requires performance to be completed prior to the Closing, in each case, involving the Company or its Subsidiaries or their respective businesses, or relating to the subject matter of this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder. Furthermore, except as set forth in Section 11.01(c), from and after the Closing, without limiting the generality of this Section 11.01, to the fullest extent permitted under applicable Law, no Action will be brought, encouraged, supported or maintained by, or on behalf of, any member of the Buyer Group (including, after the Closing, the Company and its Subsidiaries) or the Seller Parties against any of the Seller Parties or Buyer (excluding any Person who is or was an officer or employee of the Company or any of its Subsidiaries, but only in such Person’s capacity as such), as the case may be, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Buyer, Seller, the Company or any other Person set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of Buyer, Seller, the Company or any other Person delivered hereunder or in connection with the Transactions (other than, and solely with respect to, any of the covenants that survive the Closing in accordance with Section 11.01(a)), the subject matter of this Agreement or any other document contemplated hereby, the Transactions, the business, the ownership, operation, management, use or control of the business of Seller, the Company or any of its Subsidiaries, any of their assets, or any actions or omissions at, or prior to, the Closing.

(c)    Notwithstanding anything herein to the contrary (including the disclaimers and waivers set forth in this Section 11.01), in no event shall any party hereto be deemed to have waived, released or relinquished any of its rights to claims for Fraud.

11.02    Acknowledgment by Buyer and Seller.

(a)    Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that it has conducted to its satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the Transactions, Buyer has relied solely on the results of its own independent investigation and verification and has not relied on, is not relying on, and will not rely on that certain datasite administered by Firmex (the “Dataroom”), the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by, Seller, the Company or its Subsidiaries or any other Seller Party, or any failure of any of the foregoing to disclose any information, except for the representations and warranties of the Company expressly and specifically set forth in ARTICLE III and of Seller expressly and specifically set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules. Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that: (i) the representations and warranties of the Company expressly and specifically set forth in ARTICLE III and of Seller expressly and specifically set forth in ARTICLE IV, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations, warranties, and statements of any kind made to Buyer and on which Buyer may rely in connection with the Transactions, and the Company and Seller acknowledge and accept that Buyer is relying upon such representations and warranties; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information, including the Information Presentation, the Dataroom, the Projections, meetings, calls or correspondence with management of Seller, the Company and its Subsidiaries or any of the Seller Parties and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are, in each case of this clause (ii), specifically disclaimed by Seller and the Company, on their own behalf and on behalf of the

Seller Parties. Buyer, on its own behalf and on behalf of the Buyer Group, knowingly, willingly, irrevocably and expressly: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is only relying on and will only rely on, the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and Buyer, on its own behalf and on behalf of the Buyer Group, hereby knowingly, willingly and irrevocably waives, any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of Seller’s or the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in ARTICLE III and ARTICLE IV, in each case, as qualified by the Disclosure Schedules.

(b)    Without limiting the generality of the foregoing, in connection with the investigation by Buyer of Seller and the Company and its Subsidiaries, Buyer and its Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of Seller or the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf, and on behalf of the Buyer Group, that (i) such Projections are being provided solely for the convenience of Buyer to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Buyer is familiar with such uncertainties, and (iv) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)    Each of Buyer and Seller knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group and the Seller Parties, as applicable, that it will not assert, institute or maintain, and will cause the members of the Buyer Group and the Seller Parties, as applicable, not to assert, institute or maintain, any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.02, including, in the case of the Buyer and the Buyer Group, any such Action with respect to the distribution to Buyer or any member of the Buyer Group, or Buyer’s or any member of the Buyer Group’s use, of the Information Presentation, the Dataroom, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or any other Seller Party or any failure of any of the foregoing to disclose any information.

(d)    Each of Buyer and Seller knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Buyer Group and the Seller Parties, as applicable, that the agreements contained in this Section 11.02 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the

Closing for the maximum duration permitted under applicable Law and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01; and (ii) are an integral part of the Transactions and that, without these agreements set forth in this Section 11.02, Buyer, the Company and Seller would not enter into this Agreement.

11.03    Provision Respecting Representation of Company. Each of the parties agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, (a) that Kirkland & Ellis LLP has been retained by, and may serve as counsel to, each and any of the Seller Parties, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that Kirkland & Ellis LLP has not acted as counsel for any other party in connection with the Transactions and that none of the other parties has the status of a client of Kirkland & Ellis LLP for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, Kirkland & Ellis LLP (or any of its successors) may serve as counsel to the Seller Parties or any director, member, partner, manager, officer, employee or Affiliate of any of the Seller Parties, in connection with any Action arising out of or relating to this Agreement or the Transactions. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, each of the parties (on their own behalf and on behalf of their Affiliates) hereby consents thereto and knowingly, willingly and irrevocably waives any conflict of interest arising from such representations, and each of such parties will cause any controlled Affiliate thereof to consent to knowingly, willingly and irrevocably waive any conflict of interest arising from such representation. Buyer, the Company and the Seller Parties hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company, and/or its Subsidiaries on the one hand, and the Seller Parties or their respective Affiliates, on the other hand, Kirkland & Ellis LLP (or any of its successors) may represent the Seller Parties, and/or such Affiliates in such dispute even though the interests of the Seller Parties, and/or such Affiliates may be directly adverse to Buyer, the Company or its Subsidiaries, and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their Subsidiaries. In addition, Buyer agrees that (i) all communications prior to the Closing among any of the Seller Parties, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, on the one hand, and Kirkland & Ellis LLP, on the other hand, that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (ii) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Parties and (iii) to the extent Buyer or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Buyer, the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Seller Parties or Kirkland & Ellis LLP after the Closing. The Protected Seller Communications may be used by the Seller Parties and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer and its Affiliates (including the Company or any of its Subsidiaries), on the one hand, and a third party other than the Seller Parties (solely in their capacity as equityholders of the Company), on the other hand, the Company and its Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such third party. Buyer and the Seller Parties knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group and the Seller Parties, respectively, that the agreements contained in this Section 11.03 (A) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for the maximum duration permitted under applicable Law and will not be subject to any of the survival or exclusive remedy provisions of Section 11.01; and (B) are an integral part of the Transactions and that, without the agreements set forth in this Section 11.03, none of the parties would enter into this Agreement.

11.04    Press Releases and Communications. None of Buyer, Seller, the Company or their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement or the Transactions without obtaining the prior written approval of Buyer and Seller, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or stock exchange rules or is otherwise permitted under this Section 11.04. Seller and the Company acknowledge that Buyer is an NYSE listed public company that is required by Law or stock exchange rules to make public disclosures regarding the Company and the Transactions. Buyer and Seller (or its Affiliates) shall be entitled to issue one or more press releases (the form of which shall be mutually agreed upon) and make other public announcements regarding the Company and the Transactions upon the execution of this Agreement, and thereafter Buyer shall be entitled to follow Buyer’s customary investor relations practices regarding the Transactions so long as such information about the Transactions and the Company to be disclosed is substantially consistent with the information contained in the initial press release regarding the Company and the Transactions and/or any other talking points agreed in writing by Buyer and Seller, including publicly disclosing information regarding the Company and the Transactions in Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and an Annual Report on Form 10-K, and speak publicly to investors and analysts regarding the Company and the Transactions. Each Seller Party and member of the Buyer Group shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors, credit rating agencies, lenders and underwriters who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality (the obligation to keep information confidential shall not apply to such information that has been publicly disclosed, except if publicly disclosed in violation of this Agreement or the Confidentiality Agreement).

11.05    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the consummation of the Transactions will be paid by the party incurring such expenses, except that Buyer will pay (a) all fees and expenses of the Escrow Agent, (b) all Transfer Taxes, (c) all incremental out-of-pocket fees and expenses contemplated by Section 2.02(l), (d) all fees in connection with any filing or submission that is necessary under the HSR Act, (e) all costs and expenses assessed by an insurer in connection with obtaining the “tail” insurance policies described in Section 7.05(c) and any Taxes assessed in connection therewith, and (f) all costs and expenses assessed by an insurer in connection with obtaining any representations and warranties insurance policy in connection with the Transactions and any Taxes assessed in connection therewith; provided that, notwithstanding the foregoing, Seller will pay the lesser of (i) $1,500,000 and (ii) 50% of the aggregate costs and expenses contemplated by the foregoing clauses (d), (e) and (f).

11.06    Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device or by electronic mail (unless transmitted after 5 p.m. Eastern Time, then on the next Business Day), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party:

Notices to Buyer and/or the Company (following the Closing):

Leggett & Platt, Incorporated

Post Office Box 757

1 Leggett Road

Carthage, Missouri 64836

Attention:    Scott Douglas, General Counsel

Facsimile:    (417) 358-8449

Email:           scott.douglas@leggett.com

with a copy to:

Perkins Coie LLP

131 South Dearborn Street, Ste. 1700

Chicago, Illinois 60603

Attention:    Ted W. Wern

                    Tim Fete

Facsimile:   (312) 324-9400

Email:         TWern@perkinscoie.com

                    TFete@perkinscoie.com

Notices to the Company (prior to the Closing):

Elite Comfort Solutions, Inc.

24 Herring Road

Newnan, GA 30265

Attention: Chris Chrisafides

Facsimile: (770) 254-8653

Email: cfchrisafides@elite-cs.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:    Ted M. Frankel, P.C.

                    Kyle P. Elder

Facsimile:   (312) 862-2200

Email:         ted.frankel@kirkland.com

                    kyle.elder@kirkland.com

Notices to Seller:

c/o Arsenal Capital Partners

100 Park Avenue

31st Floor

New York, NY 10017

Attention:    John Televantos

                    Roy Seroussi

Facsimile:   (212) 771-1718

Email:          jtelevantos@arsenalcapital.com

                     rseroussi@arsenalcapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:    Ted M. Frankel, P.C.

                    Kyle P. Elder

Facsimile:   (312) 862-2200

Email:         ted.frankel@kirkland.com

                    kyle.elder@kirkland.com

11.07    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Seller and Buyer; provided, that Buyer may assign this Agreement to any of its Subsidiaries, any acquirer or successor in interest in connection with any direct or indirect sale, merger, consolidation or similar acquisition, disposition or transaction or in connection with a reorganization of it or its business or to a lender or financing source of Buyer or the Company or any Subsidiary as collateral security, in each case, without the prior written consent of any party; provided, further, that no such assignment shall relieve Buyer of its obligations under this Agreement.

11.08    Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or any exhibit hereto may be amended or waived (a) only in a writing signed by Buyer, the Company, and Seller; and (b) subject to Section 8.04 with respect to the waiver of conditions to Closing as of the Closing, any waiver of any provision of this Agreement will be effective against Buyer, the Company, or Seller, only as set forth in a writing executed by such Person; provided, that this Section 11.08 (as it relates to the Debt Financing Sources), Section 11.09(b), the last sentence of Section 11.17, the last sentence of Section 11.18(a), Section 11.18(b) (as it relates to the Debt Financing Sources), and Section 11.20 (or any other provision of this Agreement to the extent that an amendment or waiver of such provision would modify the substance of any such Section specified in this proviso or portion thereof, as applicable) may not be amended or waived in any manner adverse to a Debt Financing Source without the express written consent of such Debt Financing Source. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

11.09    Third Party Beneficiaries. Except as otherwise expressly provided herein, including Section 7.05, and except for (a) Sections 11.01, 11.02, 11.03, 11.10 and this Section 11.09(a), in respect of which each of the Seller Parties and Buyer Group, as applicable, is a third party beneficiary and (b) Section 11.08 (as it relates to the Debt Financing Sources), this Section 11.09(b), the last sentence of Section 11.17, the last sentence of Section 11.18(a), Section 11.18(b) (as it relates to the Debt Financing Sources), and Section 11.20, in respect of which each of the Debt Financing Sources is a third party beneficiary, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.10    Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any Subsidiary of the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

11.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.12    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

11.13    Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the Disclosure Schedules or the attached exhibits to the Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits to the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in the Disclosure Schedules or exhibits to the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule or Updated Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any Person of any matter whatsoever, including any violation of Law or breach of contract.

11.14    Complete Agreement. This Agreement, together with the Confidentiality Agreement, Adjustment Escrow Agreement, the Restrictive Covenant Agreements and any other agreements expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the parties regarding the subject matter of this Agreement and the Transactions and supersede all prior agreements among the parties with respect to the subject matter hereof and thereof. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.

11.15    Conflict Between Transaction Documents. The parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

11.16    Specific Performance. The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.17 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, none of Seller, the Company or Buyer would have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.16 will not be required to provide any bond or other security in connection with any such Order.

11.17    Jurisdiction and Exclusive Venue. Each of the parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom or, if both the Delaware Chancery Court and the Delaware federal courts decline to accept jurisdiction over a particular matter, the Delaware Superior Court and any applicable appellate court), and each of the parties irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any Action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party irrevocably consents to the service of any and all process in any such Action by delivery of such process in the manner provided in Section 11.06 and agrees not to assert (by way of motion, as a defense or otherwise) in any Action any claim that service of process made in accordance with Section 11.06 does not constitute good and valid service of process. Notwithstanding the first paragraph of this Section 11.17, each party irrevocably agrees that it will not, and will not permit any of its controlled Affiliates to, bring any Action of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, involving any Debt Financing Source arising out of or related to this Agreement, the Transactions, the Debt Letters or the Debt Financing in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York and, in either case, any appellate court thereof, and each party irrevocably submits, and, if applicable, will cause its controlled Affiliates to submit, to the exclusive jurisdiction of the aforesaid courts, generally and unconditionally, with regard to any such Action involving any Debt Financing Source arising out of or relating to this Agreement, the Transactions, the Debt Letters or the Debt Financing.

11.18    Governing Law; Waiver of Jury Trial.

(a)    This Agreement, and any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Notwithstanding the foregoing, except as specifically set forth in the Debt Letters, any Action of any kind whatsoever, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, involving any Debt Financing Source arising out of or related to this Agreement, the Transactions, the Debt Letters or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY (INCLUDING THE DEBT LETTERS), THE TRANSACTIONS AND THE DEBT FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT LETTERS, THE TRANSACTIONS OR THE DEBT FINANCING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY (INCLUDING ANY ACTION INVOLVING THE DEBT FINANCING SOURCES). EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19    Release. Effective as of the Closing, Seller hereby releases, acquits and forever discharges the Company, each of its Subsidiaries, and each of their respective present and former directors, managers, officers, attorneys, agents, representatives, trustees, employees, other representatives, heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, that each such Person or such Person’s successors or assigns ever had, now have, or hereafter may or will have against the Company or any other Person referred to above arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing, occurring or failing to occur at or prior to the Closing, including with respect to the Transactions; provided that, this release will not apply to or otherwise limit, restrict or affect the representations, warranties, covenants or other obligations of Buyer, the Company, and Seller expressly set forth in this Agreement.

11.20    No Recourse to Financing Sources. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any other Seller Party will have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Sources in connection with this Agreement, the Transactions, the Debt Letters or the Debt Financing, and no Debt Financing Source shall have any liability to Seller or any other Seller Party for any obligations or liabilities of the parties hereto or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the Transactions, the Debt Letters or the Debt Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith. For the avoidance of doubt, nothing in this Section 11.20 shall in any way limit or qualify the rights of Buyer under the Debt Letters or the Debt Financing (or the definitive documents entered into with respect to the Debt Financing). For the avoidance of doubt, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

11.21    No Right of Set-Off. Buyer, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

11.22    Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party or to any such contract, each other party or thereto will re-execute original forms thereof and deliver them to all other parties. No party or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

ARTICLE XII

DEFINITIONS

12.01    Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“Adjustment Calculation Time” means 11:59 p.m. Central Time on the day immediately prior to the Closing Date.

“Adjustment Escrow Deposit Amount” means (a) if the earnout Liabilities pursuant to the HSM APA reflected in the Estimated Closing Indebtedness set forth in the Estimated Closing Statement are greater than zero, $12,250,000, or (b) if the earnout Liabilities pursuant to the HSM APA reflected in the Estimated Closing Indebtedness set forth in the Estimated Closing Statement are equal to zero, $8,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Adjustment Escrow Agreement.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Base Purchase Price” means $1,250,000,000.00.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are required to be closed as a result of federal, state or local holiday.

“Buyer Group” means Buyer, any Affiliate of Buyer (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.

“Cash” means, as of any given time of determination, the sum of all cash and the fair market value (expressed in United States dollars) of all cash equivalents (including marketable securities of the Company and its Subsidiaries, and excluding any restricted cash (such as outstanding security or other similar deposits in cash)), at such time, plus any deposits in transit, uncleared checks or inbound wire transfers, minus any checks written (but not yet cashed) or outbound wire transfers by the Company or any of its Subsidiaries.

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof, from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have agreed to provide, severally and not jointly, subject to the terms and conditions therein, Debt Financing of the type and in the amounts set forth therein for purposes of financing the Transactions and the transactions expenses to be borne by Buyer in connection therewith.

“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by or licensed to the Company or one or more of its Subsidiaries in the operation of their business as currently conducted or owned or purported to be owned (in whole or in part) by the Company or one or more of its Subsidiaries.

“Company Product(s)” means collectively: (a) all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided directly or indirectly by Company or one or more of its Subsidiaries; and (b) any such products and service offerings that are currently under development by Company or one or more of its Subsidiaries.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Buyer, dated as of June 26, 2018.

“Contract” means any contract, agreement, understanding, arrangement, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding right or obligation, and in each case whether oral or written.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.

“Current Assets” means the aggregate amount of the consolidated current assets of the Company and its Subsidiaries considering solely the specific asset line items set forth on Schedule A, and excluding (a) Cash, (b) intercompany accounts receivable, (c) equipment and energy deposits, and (d) Income Tax assets.

“Current Liabilities” means the aggregate amount of the consolidated current liabilities of the Company and its Subsidiaries considering solely the specific liability line items set forth on Schedule A, and excluding (a) Transaction Expenses, (b) Indebtedness, (c) Income Tax liabilities (including any accrued Income Tax reimbursement liabilities) and (d) intercompany payables.

“Debt Financing” means the debt financing contemplated by the Commitment Letter (including the debt financing contemplated therein to replace the commitments provided by the Commitment Letter).

“Debt Financing Sources” means the financial institutions identified in the Commitment Letter, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, whether by joinder to the Debt Commitment Letter or otherwise, and each other Person that commits to provide or otherwise provides any portion of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, shareholder, members, partners, controlling persons, agents and representatives and their respective successors and assigns.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” means all Laws in effect on or prior to the Closing Date concerning human health (as it relates to exposure to Hazardous Substances) or protection of the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including Laws relating to (a) the presence of, or releases or threatened releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, distribution, import, export, labeling, recycling, registration, investigation, removal, cleanup or remediation of Hazardous Substances; (c) the transfer of interest in or control of real property that may be contaminated by Hazardous Substances; (d) community or worker right-to-know disclosures with respect to Hazardous Substances; (e) the protection of wildlife, marine life and wetlands, and endangered or threatened species; (f) storage tanks, vessels, containers, abandoned or discarded barrels or other closed receptacles containing Hazardous Substances; (g) otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (h) worker health and safety (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company or any Subsidiary of the Company, is (or, at any relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Wilmington Trust, National Association.

“Estimated Purchase Price” means the result equal to (a) the Base Purchase Price, plus (b) Estimated Closing Cash, minus (c) Estimated Closing Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Existing Credit Facility” means, that certain Third Amended and Restated Credit Agreement, dated as of December 21, 2016 (as amended, restated, modified and supplemented from time to time), by and among Peterson Chemical Technology, LLC, Pacific Urethanes, LLC, Elite Foam, LLC, Elite Comfort Solutions LLC, Twin Brook Capital Partners, LLC, as administrative agent, and the other lenders, borrowers and guarantors from time to time party thereto.

“Final Purchase Price” means the Purchase Price, as finally determined pursuant to Section 1.04(b) or Section 1.04(c).

“Fraud” means, with respect to a party, a misrepresentation with respect to the making of any of such party’s representations and warranties (in each case, as modified by the Disclosure Schedules) pursuant to ARTICLE III, ARTICLE IV or ARTICLE V, as applicable, in each case made with the actual knowledge (as opposed to imputed or constructive knowledge) of such party that the representations and warranties made by such party were inaccurate when made, with the intention to deceive or mislead any other party and upon which such other party actually relied.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.04(a), Section 3.04(b), Section 3.21, Section 4.01, Section 4.02(a), Section 4.05, Section 4.06, Section 5.01, Section 5.02(a), Section 5.05 and Section 5.07.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal.

“Hazardous Substance” means any chemical, material, substance or waste defined, included in the definition of, or regulated as “toxic,” “hazardous,” “extremely hazardous,” a “pollutant,” or a “contaminant” or words of similar import under any Environmental Law, including but not limited to petroleum, petroleum byproducts and derivatives thereof, asbestos in any form or condition, radioactive materials, toxic mold, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License(s)” means, collectively, any Contract (including covenants not to sue) pursuant to which the any of the Company or its Subsidiaries is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which any of the Company and its Subsidiaries obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Income Tax Liability (Overpayment)” means, with respect to any jurisdiction, an amount equal to (a) the liability for Income Taxes unpaid as of the Closing Date with respect to such jurisdiction computed for Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Periods, or (b) the overpayment of Income Taxes as of the Closing Date with respect to such jurisdiction computed for Pre-Closing Tax Periods and the pre-Closing portion of any Straddle Periods; provided that, unless otherwise required by applicable Law, for purposes of calculating any such liability (or overpayment) for Income Taxes: (i) such liability (or overpayment) for Income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Income Taxes, (ii) all deductions of the Company and its Subsidiaries attributable to the transactions contemplated hereby (including, without limitation, any deductions attributable to the Transaction Expenses, amounts included in Indebtedness, or other compensatory payments) shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (iii) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby shall not be taken into account, (iv) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the Closing shall be excluded, (v) all deferred tax liabilities established for GAAP purposes shall be excluded, and (vi) any overpayments of Income Taxes with respect to the tax year ending on September 30, 2018 shall be taken into account as reductions of the liability for Income Taxes for the tax period (or portion thereof) ending on the Closing Date, provided that any such overpayments shall not take into account any such overpayment to the extent attributable to the carryback of a loss or credit from a taxable year or period (or portion thereof) beginning after the Closing Date. Any disputes relating to the determination of any Income Tax Liability (Overpayment) shall be resolved by the Firm in accordance with the procedures set forth in Section 1.04.

“Income Tax Liability Accrual” means an amount (which shall be not less than zero) equal to the sum of the Income Tax Liability (Overpayment) separately calculated for each jurisdiction in which the Company and its Subsidiaries are subject to Income Taxes as of the Closing Date, with any overpayment attributable to a jurisdiction constituting a negative amount.

“Income Taxes” means any federal, state, local, or foreign tax based on or measured by reference to net income.

“Indebtedness” means, as of any given time of determination, without duplication, (a) the amount of all indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) Liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon, (d) the amount recorded as a liability on a balance sheet under the capital leases of the Company and its Subsidiaries, (e) Liabilities evidenced by any swap, hedge or similar Contract, (f) Liabilities for banker acceptance; (g) Liabilities under a conditional sale or other title retention Contract; (h) Liabilities for or under the deferred purchase price of property or services with respect to which the Company or its Subsidiaries is liable (including any earnout Liabilities reasonably expected to be incurred pursuant to that certain Asset Purchase Agreement, dated as of March 16, 2016, by and between Hickory Springs Manufacturing Company, a corporation organized and existing under the laws of North Carolina, and Hickory Springs of California, LLC, a limited liability company organized and existing under the laws of North Carolina, and Specialty Foam Holdings LLC, a limited liability company organized and existing under the laws of Delaware (the “HSM APA”)); (i) any Liability secured by any Lien upon any asset of the Company and its Subsidiaries; (j) the Income Tax Liability Accrual, (k) guarantees by the Company or its Subsidiaries of the foregoing (but only to the extent called upon or drawn); and (l) all amounts of accrued interest, prepayment penalties or premium, break fees or similar payments or contractual charges regarding any of the foregoing; provided that without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any Liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (iii) any contingent reimbursement obligations for any letters of credit, performance bonds, surety bonds and similar obligations or (iv) the Debt Financing.

“Information Presentation” means the “Project Noble” overview deck dated July 2018.

“Intellectual Property” means, collectively: (a) all rights (anywhere in the world, whether statutory, common law or otherwise) in or affecting intellectual or industrial property or other proprietary rights, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions; (ii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iii) domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (iv) trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing and any applications, registrations and renewals therefore; (v) all technology, ideas, research and development, inventions, manufacturing and operating specifications and processes, schematics, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, Trade Secrets, confidential information, technical data, databases, data compilations and collections, web addresses and sites, software, computer architecture, and documentation; and (vi) the right to file applications and obtain registrations for any of the foregoing and claim priority thereto, (b) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (c) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of Chris Chrisafides, Gerald Baillargeon, Darrell Nance, Bruce Peterson, Rita Pruscino, Neil Silverman, Pratt Wallace and Rob Sell.

“Law” means any statute, law (including common law), judgment, injunction, order, decrees, ordinance, code, treaty, rule, regulation, or Order of any Governmental Body, as in effect on or prior to the date of this Agreement.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable.

“License(s)” means collectively all Inbound Licenses and the Outbound Licenses and any other Contract providing for the acquisition, transfer, or development of Intellectual Property.

“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, encumbrances, deeds of trust, charges, encroachments, rights of first refusals, claims, covenants, easements, servitudes, proxies, voting trusts or similar agreements or title or transfer restrictions under any stockholder or similar agreement.

“Material Adverse Effect” means any fact, event, change, effect, occurrence or development that, individually or in the aggregate, with all other facts, events, changes, effects, occurrences or developments, is or is reasonably expected to be materially adverse to the financial condition, assets, liabilities, business, or operating results of the Company and its Subsidiaries, taken as a whole, or is, or is reasonably expected to be, materially adverse to the ability of Seller to consummate the Transactions; provided that no facts, events, changes, effects, occurrences or developments arising from or relating to the following, either alone or taken together, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) general business or economic conditions affecting the industries in which the Company and its Subsidiaries or their customers operate; (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (c) financial, banking, or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index or (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (d) natural disasters, pandemics, weather conditions, explosions or fires or other force majeure events or acts of God; (e) changes in Laws or other binding directives or determinations issued or made by any Governmental Body after the date of this Agreement; (f) changes in GAAP or other accounting requirements or principles or the interpretation thereof after the date of this Agreement; (g) the taking of any action expressly permitted or required by this Agreement (including Section 6.01) or taken at the express written request of Buyer, the failure to take any action if such action is prohibited by this Agreement, or Buyer’s failure to consent to any of the actions restricted in Section 6.01; (h) the announcement, execution or consummation of this Agreement or the Transactions or the identity of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, lessors or other commercial partners; (i) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (j) any action taken by Buyer or its Affiliates with respect to the Transactions or financing thereof; or (k) matters expressly set forth on the Disclosure Schedules; except in the case of the foregoing clauses (a), (b), (c), (d), (e) and (f) to the extent such facts, events. changes, effects, occurrences or developments have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Net Working Capital” means an amount equal to Current Assets minus Current Liabilities. An illustrative calculation of Net Working Capital for the twelve-month period ended August 31, 2018 is set forth on Schedule A. Such example calculation is included for reference purposes only.

“Open Source Software” means any Software or other materials provided under a contract, license or other permission: (a) as “free software” or “open source software” (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License); (b) that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html); or (c) that obligates the recipient or user of the Software or other material: (i) to disclose, distribute or provide any Software or other material; (ii) to permit another Person to access, modify, make derivative works of, or reverse-engineer any Software or other material; or (iii) to grant any Person any patent or other Intellectual Property rights or imposes a non-assertion obligation on the recipient or users of the Software or other material).

“Order” means any judgment, order, injunction, act, decree, decision, ruling, writ or arbitration award of any Governmental Body.

“Outbound License(s)” means, collectively, any Contract (including covenants not to sue) pursuant to which any of the Company or its Subsidiaries authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, or any Contract pursuant to which a Person obtains a right to access or exploit any Company Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property (i) licensed to any of the Company or its Subsidiaries (other than any license between any of the Company of its Subsidiaries) pursuant to an Inbound License, (ii) in the public domain that is obtained by the Company or its Subsidiaries from a third Person, or (iii) the rights for which were exhausted or that is impliedly licensed to any of the Company or its Subsidiaries, in connection with products purchased by the Company or its Subsidiaries from a third Person.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings, (c) customary Liens of licensors or licensees arising under license arrangements; (d) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet overdue, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or Owned Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property or Owned Real Property and which are not violated in any material respect by the current use and operation of such Leased Real Property or Owned Real Property or the operation of the business of the Company and its Subsidiaries, (f) rebates, refunds and other discounts to customers in the ordinary course of business, (g) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (h) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, (i) non-monetary Liens in respect of all matters set forth on title policies or surveys made available to Buyer that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (i) non-exclusive licenses to Owned Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business, and (j) Liens set forth on Schedule 12.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personally Identifiable Information” means any information that specifically identifies, or is capable of identifying, any individual Person, whether a living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number.

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date.

“Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) Closing Cash, minus (c) Closing Indebtedness, minus (d) Transaction Expenses, plus (e) the amount (if any) by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Seller Parties” means Seller and each of its former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Specified Employees” means Chris Chrisafides, Gerald Baillargeon, Bruce Peterson, Pratt Wallace, Neil Silverman, Rob Sell, Steve Isenhour, Mark Erickson, Rita Pruscino, Heidi Stojanovic, Mark Crawford, Matt Anderson, Matt Wallace, Tim Landers, Mike Boster and Courtney Peterson.

“Straddle Period” means any taxable periods beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $92,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies, duties or other assessments of any kind, including but not limited to income, gross receipts, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, escheat or unclaimed property obligations, and, in each case, including any interest or penalty related thereto.

“Tax Returns” means any report, return, filing, election, claim for refund, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means information and materials not generally known to the public that is protected as a trade secret under applicable Law.

“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiaries before the Closing, the amount of (a) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions and (b) all “single-trigger” change in control or retention payments of the Company or its Subsidiaries payable to employees, officers or directors as a result of the Transactions (including the employer’s portion of any employment or payroll Taxes payable with respect thereto) and only if triggered without the requirement of any further action by the Company, its Subsidiaries or their respective Affiliates on or following the Closing (including any termination of employment); provided that in no event will Transaction Expenses include any fees or expenses (x) to the extent such fees and expenses are reasonable and documented out-of-pocket expenses incurred by or at the direction of Buyer and relating to Buyer’s or its Affiliates’ financing, including obtaining any consent or waiver relating thereto or any fees payable to any financing institution or lender or the Company’s accountants on behalf of Buyer or its Affiliates or (y) specifically allocated in Section 11.05.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“willful breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of a specific representation, warranty, covenant or other agreement of this Agreement.

12.02    Defined Terms.

409A Plan	17
ACA	29
Acquisition Transaction	44
Action	14
Adjustment Amount	5
Adjustment Calculation Time	75
Adjustment Escrow Account	2
Adjustment Escrow Agreement	2
Adjustment Escrow Deposit Amount	75
Adjustment Escrow Funds	75
Advisors	75
Affiliate	75
Agreement	1
Audited Financial Statements	10
Base Purchase Price	75
Business Day	75
Buyer	1
Buyer Group	75
Buyer Regulatory Filings	49
Cash	75
Closing	6
Closing Balance Sheet	3
Closing Cash	75
Closing Date	6
Closing Indebtedness	76
Closing Net Working Capital	76
Closing Statement	3
Code	76
Company	1
Company Regulatory Filings	43
Company’s knowledge	80
Confidentiality Agreement	76
Contaminants	24
control	75

Dataroom	63
DGCL	77
Disclosure Schedules	7
DOJ	60
EAR	33
End Date	57
Environmental Laws	77
ERISA	77
Escrow Agent	77
Estimated Closing Balance Sheet	1
Estimated Closing Cash	2
Estimated Closing Indebtedness	2
Estimated Closing Net Working Capital	2
Estimated Closing Statement	1
Estimated Purchase Price	77
Estimated Transaction Expenses	2
Excess Amount	4
Existing Credit Facility	78
Final Purchase Price	78
Financial Statements	10
Firm	4
FTC	60
Fundamental Representations	78
GAAP	78
Governmental Body	78
Hazardous Substance	78
HCERA	29
Health Care Reform Laws	29
Health Plan	29
HSR Act	78
HSR Approval	55
Indebtedness	79
Indemnification Obligation	51
Indemnified Person	50

Information Presentation	80
Intellectual Property	80
Interim Period	39
ITAR	33
Key Customer	33
Key Supplier	32
knowledge of the Company	80
Latest Balance Sheet	10
Law	80
Leased Real Property	20
Leases	20
Liens	81
Material Adverse Effect	81
Net Working Capital	82
Notice of Disagreement	3
Order	82
Other Indemnitors	51
Owned Real Property	20
Permits	14
Permitted Liens	82
Person	83
Projections	64
Protected Seller Communications	65

Purchase Price	83
Real Property	20
Registered Intellectual Property	21
Remaining Adjustment Escrow Funds	5
Restrictive Covenant Agreements	1
Securities Act	37
Seller	1
Seller Parties	83
Settlement Date	4
Shares	1
Subsidiary	84
Systems	24
Target Net Working Capital	84
Tax	84
Tax Returns	84
Taxes	84
Transaction Documents	71
Transaction Expenses	84
Transactions	85
Transfer Taxes	53
Unaudited Financial Statements	10
willful breach	85

12.03    Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a)    Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)    The terms “hereof,” “herein,” “hereunder” and “hereto” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)    Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e)    All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f)    All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g)    Any document or item will be deemed “delivered”, “provided” or “made available” by the Company or Seller, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic Dataroom but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors or (ii) actually delivered or provided to Buyer or any of Buyer’s Advisors, including at the Company’s or any of its Subsidiaries’ offices, in each case of clauses (i) and (ii) at least twenty-four (24) hours prior to the date of this Agreement.

(h)    Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, unless otherwise expressly provided herein.

(i)    Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(j)    Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiaries formed in connection with the Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

(k)    All references to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the day and year first above written.

The Company:	ELITE COMFORT SOLUTIONS, INC.

	By:	/s/ Chris Chrisafides
	Name:	Chris Chrisafides
	Its:	Chief Executive Officer

Seller:	ELITE COMFORT SOLUTIONS LP
	By:	Elite Comfort Solutions Holdings LLC
	Its:	General Partner

	By:	/s/ Roy Seroussi
	Name:	Roy Seroussi
	Its:	Secretary

Signature Page to Stock Purchase Agreement

Buyer:	LEGGETT & PLATT, INCORPORATED

	By:	/s/ Karl G. Glassman
	Name:	Karl G. Glassman
	Its:	President and Chief Executive Officer

EXHIBIT A

ADJUSTMENT ESCROW AGREEMENT

THIS ADJUSTMENT ESCROW AGREEMENT, dated as of January [    ], 2019 (this “Agreement”), is made by and among Leggett & Platt, Incorporated, a Missouri corporation (“Buyer”), Elite Comfort Solutions LP, a Delaware limited partnership (“Seller”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”).

RECITALS

A.    Buyer, Seller, and Elite Comfort Solutions, Inc., a Delaware corporation (the “Company”), are parties to that certain Stock Purchase Agreement dated as of November 6, 2018 (as it may be amended, restated, modified, supplemented and / or waived from time to time, the “Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Buyer will purchase from Seller all of the issued and outstanding capital stock of the Company. Capitalized terms used herein but not otherwise defined will have the meanings set forth in the Purchase Agreement.

B.    This Agreement is the Adjustment Escrow Agreement referred to in the Purchase Agreement. The execution and delivery of this Agreement by Buyer, Seller and the Escrow Agent are conditions precedent to the Closing under the Purchase Agreement.

C.    Pursuant to Section 1.03(b) of the Purchase Agreement, at the Closing, Buyer will deliver the Adjustment Escrow Deposit Amount to the Escrow Agent pursuant to the terms of this Agreement.

D.    The Adjustment Escrow Account is being established by the parties in order to protect Buyer, subject to the limitations set forth in this Agreement and the Purchase Agreement, in the event that there is an Excess Amount (as defined in the Purchase Agreement).

E.    Exhibit B to this Agreement sets forth the wire transfer instructions for the Buyer and Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and understandings contemplated in the Purchase Agreement and herein, the parties hereto hereby agree as follows:

1.

Appointment of Escrow Agent. Buyer and Seller hereby jointly appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

2.

Formation of Adjustment Escrow Funds. Buyer will deliver to the Escrow Agent an aggregate of $[        ] (the “Adjustment Escrow Deposit Amount”) at the Closing, by wire transfer of immediately available funds to a separate escrow account designated to Buyer by the Escrow Agent no later than two (2) Business Days prior to the Closing Date (the “Adjustment Escrow Account”), and upon receipt thereof, the Escrow Agent will acknowledge in writing to Buyer and Seller receipt of the Adjustment Escrow Deposit Amount. The Escrow Agent will accept the Adjustment Escrow Deposit Amount and hereby agrees to record and hold such amount in the Adjustment Escrow Account. All amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with the Purchase Agreement and this Agreement, are hereinafter referred to as the “Adjustment Escrow Funds.” The Escrow Agent will hold all the Adjustment Escrow Funds in accordance with the provisions of this Agreement and will not distribute the Adjustment Escrow Funds except in accordance with the express terms and conditions of this Agreement. The parties hereto agree that the Adjustment Escrow Funds will be held in escrow and will be available only to secure the obligations, if any, of Seller to pay Buyer any Excess Amount in accordance with Section 1.04(d) of the Purchase Agreement.

3.

Payments from the Adjustment Escrow Funds. Upon the final determination of the Final Purchase Price pursuant to Section 1.04 of the Purchase Agreement, each of Buyer and Seller will execute and deliver to the Escrow Agent joint written instructions signed by Buyer and Seller (“Joint Instructions”) instructing the Escrow Agent to release not later than five (5) Business Days after the determination of the Final Purchase Price the Adjustment Escrow Funds to the Person(s) and in the amounts specified in such Joint Instructions in accordance with Section 1.04 of the Purchase Agreement.

4.

Other Disbursements of Escrow Funds. Notwithstanding anything in this Escrow Agreement to the contrary, within five (5) Business Days after the Escrow Agent’s receipt of Joint Instructions, the Escrow Agent will release, by wire transfer of immediately available funds to the account or accounts designated in such Joint Instructions, all or any portion (if less than all) of the Adjustment Escrow Funds designated in such Joint Instructions.

5.

No Duty to Verify. The Escrow Agent will verify the accuracy of the information contained in the foregoing instructions, notices or certificates solely by means of the security procedure communicated to the Escrow Agent through a signed certificate in the form of Exhibit A-1 or Exhibit A-2 attached hereto. The Escrow Agent will be entitled to rely upon any document, instrument or signature reasonably believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof (provided the document or instrument is otherwise in accordance with the requirements of Exhibits A-1 or A-2 hereof), and will not have the duty to verify the genuineness of the signatures or any instructions, notices or certificates or the authority of such signatories to execute such instructions, notices or certificates. Upon distribution of all of the Adjustment Escrow Funds to Buyer and/or to or as directed by Seller in accordance with Sections 3, 4 and 7 hereof, the Escrow Agent will be deemed to have fully discharged its duties and obligations hereunder, and will have no further liability or obligation to any party with respect hereto.

6.

Investment of Escrow Funds. The Escrow Agent will follow Joint Instructions of Buyer and Seller concerning the permissible investment, reinvestment, purchase and sale of the assets on deposit in the Adjustment Escrow Funds. Permissible investments will be limited to: (a) readily marketable direct obligations issued or guaranteed by the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States or by any Person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress that are unconditionally guaranteed by the full faith and credit of the government of the United States; (b) insured United States-dollar denominated certificates of deposit, time deposits, or short-term market instruments of banks or trust companies that are members of the Federal Reserve System and which issues (or the parent of which issues) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s Investors Service, Inc. or A-1 or higher or an equivalent by Standard & Poor’s Corporation, and which is organized under the laws of the United States and having minimum combined capital and surplus of $1,000,000,000; (c) money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments, which have a rating in the highest category granted therefor by a nationally recognized credit rating agency at the time of investment; and (d) interest bearing United States dollar-denominated bank deposits. In the absence of the Joint Instructions described above, the Adjustment Escrow Funds shall be held in a non-interest bearing transactional account, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per issued bank. This includes principal and accrued interest up to a total of $250,000. For the avoidance of doubt, in the absence of any Joint Instructions to the contrary, Escrow Agent is not authorized to make any investment with the Adjustment Escrow Funds. Any dividends, interest, distributions and other income received in respect of any investments of the Adjustment Escrow Funds will be deposited in, or credited to, the Adjustment Escrow Account until distributed in accordance with this Agreement. The Escrow Agent will have the power to sell or liquidate the foregoing investments, consistent with Sections 3 and 4, whenever the Escrow Agent will be required to distribute the Adjustment Escrow Funds pursuant to the terms of this Agreement. Any net loss or expense (after taking into account all dividends, interests, and distributions) incurred as a result of an investment will be borne by the Adjustment Escrow Account. The Escrow Agent will have no responsibility or liability for any diminution in value of the Adjustment Escrow Funds which may result from any investments or reinvestment made in accordance with this Section 6, other than to the extent resulting from its own gross negligence, willful misconduct or fraud. Buyer and Seller acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice. The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent will send statements to each of the parties hereto on a monthly basis reflecting activity in the Adjustment Escrow Account maintained pursuant to this Agreement for the preceding month. Although Buyer and Seller each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and Seller hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. Buyer and Seller acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the Business Day on which the appropriate Joint Instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such Joint Instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

7.	Income.

(a)

Treatment of Income. Notwithstanding anything to the contrary contained herein, the parties hereto agree and acknowledge that, for federal, state, and local income tax purposes, Buyer will be treated as the owner of the Adjustment Escrow Funds, unless and until released pursuant to Sections 3 or 4 hereof and all items of interest, income and gain with respect to the Adjustment Escrow Account (the “Income”) will be taxable to Buyer. The Escrow Agent will be responsible for reporting to Buyer and any applicable taxing authority all such items of Income as required under applicable Law (provided that Buyer provides to the Escrow Agent all forms and information necessary to accomplish such reporting as requested by the Escrow Agent).

(b)

Tax Distributions. Notwithstanding anything to the contrary contained herein, within three (3) Business Days of each December 31st following the Closing, an amount equal to 26% of any Income earned during the period ending on such December 31st (if any) will be distributed by the Escrow Agent to Buyer pursuant to Buyer’s written direction.

(c)

Preparations and Filing of Tax Returns. Buyer will be required to prepare and file any and all income or other tax returns applicable to the Adjustment Escrow Account with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code.

(d)

Payment of Taxes. Notwithstanding anything to the contrary contained herein, any taxes payable on Income earned from the investment of any sums held in the Adjustment Escrow Account will be paid by Buyer, whether or not the income was distributed by the Escrow Agent during any particular year.

(e)

Unrelated Transactions. The Escrow Agent will have no responsibility for the preparation and/or filing of any tax or information return with respect to any transactions, whether or not related to the Purchase Agreement, that occur outside the Adjustment Escrow Account.

8.	Provisions with Respect to the Escrow Agent.

(a)

Protection of the Escrow Agent. The Escrow Agent, Buyer, and Seller agree that: (i) either Buyer or Seller may examine the Adjustment Escrow Account (and the Adjustment Escrow Funds) at any time at the office of the Escrow Agent upon reasonable notice to the Escrow Agent; (ii) if the Adjustment Escrow Account (or the Adjustment Escrow Funds) are attached, garnished, or levied upon under the order of any court, or the delivery thereof will be stayed or enjoined by the order of any court, or any other order, judgment or decree will be made or entered by any court affecting the Adjustment Escrow Account (or the Adjustment Escrow Funds), the Escrow Agent is hereby expressly authorized to obey and comply with all writs, orders or decrees so entered or issued, whether with or without jurisdiction, provided that the Escrow Agent will provide reasonable prior written notice, to the extent possible under the circumstances, to Buyer and Seller of such compliance with such writs, orders or decrees, and the Escrow Agent will not be liable to any of the parties hereto or their successors by reason of compliance with any such writ, order or decree notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated; (iii) if any conflict, disagreement or dispute arises between, among, or involving any of the parties concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, the Escrow Agent may, in its sole and absolute discretion, deposit the Adjustment Escrow Funds with the Chancery Court of the State of Delaware or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware, and interplead the parties hereto, and upon so depositing such property and filing its complaint in interpleader, it will be relieved of all liability under the terms hereof as to the property so deposited and will be entitled to recover in such interpleader action, from the other parties hereto, its reasonable out-of-pocket attorneys’ fees and related out-of-pocket costs and expenses incurred in commencing and prosecuting such action and furthermore, the parties hereto for themselves, their successors and assigns, do hereby submit themselves to the jurisdiction of said court and do hereby appoint the then clerk, or acting clerk, of said court as their agent for the service of all process in connection with such proceedings; and (iv) notwithstanding anything herein to the contrary, the Escrow Agent will be under no duty to monitor or enforce compliance by Seller or Buyer with any term or provision of the Purchase Agreement.

(b)

Resignation; Removal; New Escrow Agent. The Escrow Agent reserves the right to resign at any time by giving at least thirty (30) days advance written notice of resignation to Buyer and Seller, specifying the effective date thereof. Similarly, the Escrow Agent may be removed and replaced following the delivery of a thirty (30) days advance written notice to the Escrow Agent signed by Buyer and Seller. Within thirty (30) days after the receipt of one of the notices referred to above, Buyer and Seller agree to jointly appoint a mutually-acceptable successor escrow agent (a “Successor Escrow Agent”). The Successor Escrow Agent will be a party to and will agree to be legally bound by this Agreement by means of a written joinder agreement, the signature page to which, when signed by the Successor Escrow Agent, will be deemed to be a counterpart signature page to this Agreement. The Successor Escrow Agent will be deemed to be the Escrow Agent under the terms of this Agreement and without any further act, deed or conveyance, will become vested with all right, title and interest to all cash and property held hereunder by such predecessor Escrow Agent, and such predecessor Escrow Agent, will, on the written request signed by Buyer and Seller, execute and deliver to such Successor Escrow Agent all the right, title and interest hereunder in and to the Adjustment Escrow Funds. If a Successor Escrow Agent has not been appointed and has not accepted such appointment by the end of the thirty (30) day period commencing upon the receipt of the notice of resignation by Buyer and Seller, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a Successor Escrow Agent, and the out-of-pocket costs, expenses and reasonable attorneys’ fees which the Escrow Agent incurs in connection with such a proceeding will be paid out of the Adjustment Escrow Account in accordance with this Section 8.

(c)

Indemnification. Without limiting any protection or indemnity of the Escrow Agent under any other provision hereof, or otherwise at law, Buyer and Seller agree to indemnify and hold harmless the Escrow Agent (one-half paid by Buyer and one-half paid by Seller) from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, and reasonable, documented and out-of-pocket costs, expenses and disbursements, including reasonable out-of-pocket outside legal or advisor fees and disbursements of whatever kind and nature which may at any time be imposed on, incurred by or asserted against the Escrow Agent in connection with the performance of its duties and obligations hereunder, other than such liabilities, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements arising by reason of the Escrow Agent’s gross negligence, willful misconduct or fraud; provided, that Seller’s obligation to indemnify pursuant to this Section 8(c) will be satisfied only from the Adjustment Escrow Account and the Escrow Agent is hereby authorized and directed to pay for all such amounts required to be paid by Buyer from the Adjustment Escrow Account (provided that such indemnification will be satisfied first from the dividends, interests, distributions and other income received in respect of the Adjustment Escrow Account (net of amounts distributable pursuant to Section 7(b)) and second from any other Adjustment Escrow Funds in the Adjustment Escrow Account). This provision will survive the resignation or removal of the Escrow Agent, or the termination of this Agreement. In so agreeing to indemnify and hold harmless the Escrow Agent, as among themselves, Buyer, on one hand, and Seller, on the other hand, intend to share equally (one-half each) all amounts required to be paid under this Section 8(c); provided, that Seller’s obligation to indemnify pursuant to this Section 8(c) will be limited to the Adjustment Escrow Funds remaining in the Adjustment Escrow Account and Buyer’s obligation to indemnify pursuant to this Section 8(c) will be limited to the same amount as Seller’s obligation. In case Buyer or Seller will be liable to indemnify the Escrow Agent with respect to any demand, claim or action against the Escrow Agent, Buyer and Seller will each be notified by the Escrow Agent in writing of the written assertion of such demand, claim or action against it, giving information as to the nature and basis of the demand, claim or action, promptly (but in no event later than five (5) Business Days)

after the Escrow Agent has received any such written assertion of a demand, claim or action or has been served with the summons or other first legal process giving information as to the nature and basis of the demand, claim or action. Each of Buyer and Seller will be entitled to participate, at its own expense, in the defense of any action or proceeding brought to enforce any such demand, claim or action. The Escrow Agent will not settle any demand, claim or action for which an indemnification claim may be made without Buyer’s and Seller’s prior written consent. Notwithstanding anything to the contrary, Buyer and Seller will in no event be responsible for reimbursing the reasonable costs of more than one counsel for the Escrow Agent.

(d)

Duties. The Escrow Agent will have only those duties as are specifically provided in this Agreement, which will be deemed purely ministerial in nature, and will under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including, without limitation, the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred from the terms of this Agreement or any other agreement. IN NO EVENT WILL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.

Fees and Reimbursement to the Escrow Agent. The Escrow Agent will be entitled to be paid a fee of $3,500 for its services and to be reimbursed for the reasonable, documented out-of-pocket costs and expenses incurred by the Escrow Agent related to the Adjustment Escrow Account and this Agreement, which fees, costs and expenses will be borne by Buyer. The Escrow Agent shall have, and is hereby granted, the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

10.	Termination. This Agreement will terminate when all of the Adjustment Escrow Funds have been distributed in accordance with this Agreement.

11.	Miscellaneous.

(a)

Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, (ii) when transmitted via facsimile device or by electronic mail, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to the Escrow Agent:

Wilmington Trust, N.A.

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention:     Aaron R. Soper

Telecopy:     (612) 217-5651

Email:           asoper@wilmingtontrust.com

Notices to Buyer:

Leggett & Platt, Incorporated

Post Office Box 757

Leggett Road

Carthage, Missouri 64836

Attention:    Scott Douglas, General Counsel

Telecopy:    (417) 358-8449

Email:          scott.douglas@leggett.com

with a copy to (but which will not constitute notice to Buyer):

Perkins Coie LLP

131 South Dearborn Street, Ste. 1700

Chicago, Illinois 60603

Attention:    Ted W. Wern

                    Tim Fete

Telecopy:    (312) 324-9400

Email:         TWern@perkinscoie.com

                    TFete@perkinscoie.com

Notices to Seller: Elite Comfort Solutions LP [ ] [ ] Attention: [ ] [ ] Telecopy: [ ] Email: [ ] [ ]

with a copy to (but which will not constitute notice to Seller):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:     Ted M. Frankel, P.C.

                     Kyle P. Elder

Telecopy:     (312) 862-2200

Email:           ted.frankel@kirkland.com
                       kyle.elder@kirkland.com

(b)

Governing Law. This Agreement, and any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(c)

JURISDICTION AND VENUE. Subject to the provisions of Section 1.04 of the Purchase Agreement (which will govern any dispute arising thereunder), each of the parties irrevocably agrees that any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state or federal court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit, claim, investigation or proceeding arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any action, suit, claim or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party hereby irrevocably consents to the service of any and all process in any such action, suit, claim or proceeding by delivery of such process in the manner for notices provided in Section 11(a) and agrees not to assert (by way of motion, as a defense or otherwise) in any action, suit, claim or proceeding any claim that service of process made in accordance with Section 11(a) does not constitute good and valid service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(d)

WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

(e)

Counterparts. This Agreement may be executed on two or more separate counterparts (including by means of telecopied or electronically transmitted (including in .pdf or .tif formats) signature pages), each of which will be an original and all of which taken together will constitute one and the same agreement.

(f)

Successors and Assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign, without the prior written consent of any other party hereto (whereupon Buyer will provide prior written notice thereof to the Escrow Agent and Seller), (x) any of its rights, benefits or obligations under this Agreement to an Affiliate and (y) any of its rights or benefits under this Agreement to Buyer’s debt financing sources for collateral security purposes; provided further, however, that in each case, no such assignment will relieve Buyer of its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)

Amendment and Waiver. This Agreement will not be amended, modified, altered or revoked without the prior written consent of each of Buyer and Seller; provided that no amendment or modification will be made to Section 8 and Section 9 hereof without the written consent of the Escrow Agent. Buyer and Seller separately agree to provide to the Escrow Agent a copy of all amendments and agree that the Escrow Agent will not be bound by such amendments until it has acknowledged receipt of a copy. No failure or delay by a party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, and no single or partial exercise thereof will preclude any right of further exercise or the exercise of any other right, power or privilege.

(h)

Headings. Section headings used herein are for convenience of reference only and will not be deemed to constitute a part of this Agreement for any other purpose, or to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced as if such headings had not been included herein.

(i)

No Strict Construction. The parties hereto hereby expressly acknowledge and agree that the language of this Agreement constitutes the mutual intention and understanding of the parties, and that each party hereto has been represented by competent counsel in connection herewith. Accordingly, each party hereto hereby waives any doctrine of strict construction with respect to the interpretation hereof or the resolution of any ambiguities herein, and none of the foregoing will be resolved against any party as a result of any such doctrine.

(j)

Complete Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto with respect to the transactions contemplated hereby and any prior agreements or understandings, whether oral or written, are entirely superseded hereby.

(k)

Delivery by Facsimile or Electronic Transmission. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including email), will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto will re-execute original forms thereof and deliver them to all other parties. No party hereto will raise the use of a facsimile machine or other electronic transmission (including email or “.pdf” format (or similar format)) to deliver a signature or the fact that this Agreement or any signature was transmitted or communicated through the use of a facsimile machine or other electronic means (including email or “.pdf” format (or similar format)) as a defense to the formation of a contract and each such party forever waives any such defense.

(l)

Business Days. For the purpose hereof, the term “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of New York, New York are closed as a result of federal, state or local holiday. To the extent any payment or other action or delivery is required to be made on a date which is not a Business Day, then the period required for such payment, action or delivery will automatically be extended to the next Business Day immediately following. All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(m)

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(n)

Third Party Beneficiaries. Except as set forth herein, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person other than the Escrow Agent, Seller and Buyer any rights or remedies under or by reason of this Agreement.

(o)

Automatic Succession. Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its escrow business, will be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

(p)

Bankruptcy Proceedings. In the event of the commencement of a bankruptcy case or cases wherein Seller or Buyer is the debtor, the Adjustment Escrow Funds will not constitute property of the debtor’s estate within the meaning of 11 U.S.C. § 541.

(q)

Specific Performance. The obligations of the parties hereto (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions hereof, and no party will object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations, as well as the obligations of any party hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Adjustment Escrow Agreement on the date first written above.

BUYER

LEGGETT & PLATT, INCORPORATED

By:
Name:
Its:

[Signature Page to Adjustment Escrow Agreement]

SELLER

ELITE COMFORT SOLUTIONS LP

By:
Name:
Its:

[Signature Page to Adjustment Escrow Agreement]

THE ESCROW AGENT

WILMINGTON TRUST, N.A.

By:
Name:
Its:

[Signature Page to Adjustment Escrow Agreement]

EXHIBIT A-1

Buyer Security Agreement

Buyer certifies that the names, titles, telephone numbers and e-mail addresses set forth in Part I of this Exhibit A-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Buyer, and that the option checked in Part II of this Exhibit A-1 is the security procedure selected by Buyer for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Buyer.

Part I

Name, Title, Telephone Number, and e-mail address for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Buyer

Name	Title	Telephone Number	E-mail Address

Part II

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent will confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part I above.

Dated this      day of             , 20    .

By
Name:
Title:

EXHIBIT A-2

Seller Security Agreement

Seller certifies that the name, telephone number and e-mail address set forth in Part I of this Exhibit A-2, is the contact information to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Seller, and that the option checked in Part II of this Exhibit A-2 is the security procedure selected by Seller for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Seller.

Part I

Name, Telephone Number and e-mail address for person(s) designated to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Seller

Name	Telephone Number	E-mail Address

Part II

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐	Option 1. Confirmation by telephone call-back. The Escrow Agent will confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part I above.

Dated this      day of             , 20    .

By
Name:
Title:

EXHIBIT B

Wire Transfer Instructions

Buyer

Bank Name:

ABA Number:

Account Name:

Account Number:

Seller

Bank Name:

ABA Number:

Account Name:

Account Number:

EXHIBIT B

CERTIFICATION OF NON-FOREIGN STATUS

This certification is delivered pursuant to Section 2.02(c) of that certain Stock Purchase Agreement, dated as of November 6, 2018, by and among Leggett & Platt, Incorporated, a Missouri corporation (“Buyer”), Elite Comfort Solutions, LP, a Delaware limited partnership (“Seller”), and Elite Comfort Solutions, Inc., a Delaware corporation.

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Buyer that withholding of tax is not necessary upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Treasury Regulations);

2.	Seller is not a disregarded entity, as such term is defined in Section 1.1445- 2(b)(2)(iii) of the Treasury Regulations;

3.	Seller’s U.S. employer identification number is: [EIN]

4.	Seller’s office address is: [ADDRESS]; and

Seller understands and acknowledges that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and the undersigned further declares that it has authority to sign and deliver this certification on behalf of the Seller.

By:

Name:

Title:

Date:

EXHIBIT C

OFFICER’S CERTIFICATE

[●], 2019

Reference is made to Section 8.02(e) of that certain Stock Purchase Agreement, dated as of November 6, 2018 (as amended, restated, modified or supplemented from time to time, the “Agreement”), by and among (i) Elite Comfort Solutions, Inc., a Delaware corporation (the “Company”), (ii) Leggett & Platt, Incorporated, a Missouri corporation (“Buyer”), and (iii) Elite Comfort Solutions LP, a Delaware limited partnership (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

The undersigned, as the duly authorized and acting [●] of the Company, solely in [his/her] capacity as such, hereby certifies to Buyer, for and on behalf of the Company and Seller, that:

1.

The representations and warranties set forth in Article III and Article IV of the Agreement (other than the Fundamental Representations set forth in Article III and Article IV of the Agreement and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 of the Agreement) are true and correct as of the date of the Agreement and as of the date hereof (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the date hereof (except that representations and warranties that are made as of a specified date are true and correct only as of such date), except in each case, where the fact, event, change, effect, occurrence or development giving rise to the failure of any such representation or warranty to be true and correct has not had, and would not have, individually or in the aggregate, a Material Adverse Effect.

2.

The Fundamental Representations set forth in Article III and Article IV of the Agreement are true and correct in all material respects as of the date of the Agreement and as of the date hereof as though such representations and warranties had been made on and as of the date hereof.

3.

The representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 of the Agreement is true and correct in all respects as of the date of the Agreement and as of the date hereof as though such representation and warranty had been made on and as of the date hereof.

4.	The Company and Seller have performed in all material respects the covenants and agreements required to be performed by them under the Agreement at or prior to the Closing.

5.	Since the date of the Agreement, there has not occurred a Material Adverse Effect.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Officer’s Certificate as of the date first written above.

ELITE COMFORT SOLUTIONS, INC.

By:
Name:
Its:

[Signature Page to Company Closing Certificate]

EXHIBIT D

OFFICER’S CERTIFICATE

[●], 2019

Reference is made to Section 8.03(d) of that certain Stock Purchase Agreement, dated as of November 6, 2018 (as amended, restated, modified or supplemented from time to time, the “Agreement”), by and among (i) Elite Comfort Solutions, Inc., a Delaware corporation (the “Company”), (ii) Leggett & Platt, Incorporated, a Missouri corporation (“Buyer”), and (iii) Elite Comfort Solutions LP, a Delaware limited partnership (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

The undersigned, as the duly authorized and acting [●] of Buyer, solely in [his/her] capacity as such, hereby certifies to the Company and Seller, for and on behalf of Buyer, that:

1.

The representations and warranties set forth in Article V of the Agreement (other than the Fundamental Representations set forth in Article V of the Agreement) are true and correct as of the date of the Agreement and as of the date hereof (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the date hereof (except that representations and warranties that are made as of a specified date are true and correct only as of such date), except in each case, where the fact, event, change, effect, occurrence or development giving rise to the failure of any such representation or warranty to be true and correct has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the ability of Buyer to perform its obligations under the Agreement (including to consummate the Transactions).

2.	The Fundamental Representations set forth in Article V of the Agreement are true and correct in all material respects as of the date of the Agreement and as of the date hereof.

3.	Buyer has performed in all material respects the covenants and agreements required to be performed by it under the Agreement at or prior to the Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Officer’s Certificate as of the date first written above.

BUYER

LEGGETT & PLATT, INCORPORATED

By:
Name:
Its:

[Signature Page to Buyer Closing Certificate]